Exhibit 2.1
FINAL EXECUTION COPY
STOCK PURCHASE AGREEMENT
by and among
FEDERATED DEPARTMENT STORES, INC.,
DAVID’S BRIDAL, INC.
and
THE MEN’S WEARHOUSE, INC.
Dated as of November 16, 2006

i

(continued)

(continued)

(continued)
INDEX OF EXHIBITS

Exhibit A	Form of Supplemental Agreement
Exhibit B	Form of Marketing Agreement
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Form of Transition Services Agreement
Exhibit F	Forms of Exclusivity Waiver Letters

     STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 16, 2006, by and among FEDERATED DEPARTMENT STORES, INC., a Delaware corporation (“FDS”), DAVID’S BRIDAL, INC., a Florida Corporation and a wholly-owned subsidiary of FDS (“DBI” and, together with FDS, the “Sellers” and each individually, a “Seller”) and THE MEN’S WEARHOUSE, INC., a Texas corporation (“Purchaser”).
R E C I T A L S:
     WHEREAS, the respective boards of directors of each of the Sellers and Purchaser have approved the execution and delivery of, and performance under, this Agreement by such party, in each case upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, FDS owns all of the authorized, issued and outstanding shares of capital stock of DBI;
     WHEREAS, DBI owns all of the authorized, issued and outstanding shares of capital stock (the “Shares”) of After Hours Formalwear, Inc., a Georgia corporation (the “Company”); and
     WHEREAS, the Sellers desire to sell to Purchaser and Purchaser desires to purchase from the Sellers all of the Shares upon the terms and conditions contained in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE; CLOSING
     1.1 Purchase and Sale. At the Closing, the Sellers shall sell and transfer the Shares to Purchaser, and Purchaser shall purchase the Shares from the Sellers, free and clear of any Liens (the “Purchase”), upon the terms and subject to the conditions set forth in this Agreement.
     1.2 Purchase Price. At the Closing and upon the terms and subject to the conditions set forth in this Agreement:
          (a) In consideration for the transfer of the Shares, Purchaser shall pay FDS an amount equal to the Net Purchase Price (the “Purchase Price”) by wire transfer of immediately available funds as provided in this Section 1.2. The “Net Purchase Price” means (i) $100,000,000 (One Hundred Million Dollars), minus (ii) the Closing Date Adjustment Amount.
          (b) At Closing, Purchaser shall pay funds equal to the Purchase Price to an account designated in writing by FDS not less than two days prior to the Closing Date.

     1.3 Closing. The closing of the Purchase (the “Closing”) shall take place at the offices of Jones Day, 222 East 41st Street, New York, New York, or by facsimile transmission, at 10:00 a.m., local time, or at such other place, time and date as the parties may agree, on the later of (i) February 2, 2007 or (ii) the first (1st) Business Day of the first fiscal month of the Company occurring after the first date on which all conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (or, as elected by FDS in a written notice delivered to Purchaser at least three (3) Business Days prior to Closing, on the first (1st) Business Day of any prior fiscal week of the Company that begins after February 2, 2007 and after the first date on which all conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)), or at such other place, time and date as the parties may agree (the date upon which the Closing occurs, being the “Closing Date”).
     1.4 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Sellers (except as otherwise provided below) the following:
          (a) the Purchase Price, paid in accordance with Section 1.2;
          (b) the certificate to be delivered pursuant to Section 6.3(c);
          (c) an executed counterpart by Purchaser to a Supplemental Agreement in the form attached hereto as Exhibit A (the “Supplemental Agreement”);
          (d) the certificate of incorporation (or equivalent organizational document) of Purchaser, certified as of the most recent practicable date by the Secretary of State of its state of organization;
          (e) a certificate of the Secretary of State of the state of organization of Purchaser as to the good standing as of the most recent practicable date of Purchaser in such jurisdiction;
          (f) a certificate of an officer of Purchaser, given by such officer on behalf of Purchaser and not in his or her individual capacity, certifying as to the bylaws (or equivalent organizational document) of Purchaser and the resolutions adopted by the Purchaser’s Board of Directors authorizing this Agreement and the transactions contemplated hereby; and
          (g) counterparts, executed by Purchaser, to exclusivity waiver letters in the forms attached hereto as Exhibit F (the “Exclusivity Waiver Letters”); and
          (h) such other documents and instruments as may be necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement.
     1.5 Deliveries by Sellers. At the Closing, the Sellers shall deliver to Purchaser the following:

          (a) certificates representing the Shares, duly endorsed in blank or accompanied by share transfer forms duly endorsed in blank in proper form for transfer;
          (b) the certificate to be delivered pursuant to Section 6.2(c);
          (c) the certificate of incorporation (or equivalent organizational document) of the Company, certified as of the most recent practicable date by the Secretary of State of Georgia;
          (d) a certificate of the Secretary of State of the state of organization of each Seller, the Company and each of the Subsidiaries as to the good standing as of the most recent practicable date of each of the Sellers, the Company and each of the Subsidiaries in such jurisdiction;
          (e) the Closing Date Adjustment Amount Certificate;
          (f) a certificate of an officer of the Company, given by such officer on behalf of the Company and not in his or her individual capacity, certifying as to the bylaws (or equivalent organizational document) of the Company and the resolutions adopted by the respective Boards of Directors of FDS and DBI authorizing this Agreement and the transactions contemplated hereby;
          (g) a fully executed copy of the Transition Services Agreement;
          (h) written resignations of, or appropriate and effective board resolutions removing, the directors and certain officers of the Company and its Subsidiaries as set forth on Schedule 1.5(h);
          (i) a certificate in compliance with Section 1.1445-2 of the Treasury Regulations, certifying that DBI is not a “foreign person” as defined in Section 1445 of the Code;
          (j) a fully executed copy of the Marketing Agreement, in the form attached hereto as Exhibit B (“Marketing Agreement”);
          (k) [reserved]
          (l) [reserved];
          (m) executed counterparts of the parties to the Supplemental Agreement (other than the Purchaser), together with executed counterparts of each of the parties to the Releases attached thereto as Exhibit A and Exhibit B;
          (n) counterparts, executed by the Company, to Exclusivity Waiver Letters; and

          (o) such other documents and instruments as may be necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
REGARDING SELLERS
     FDS hereby represents and warrants to Purchaser as follows:
     2.1 Corporate Status. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
     2.2 Authorization, etc. Each Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation by each of the Sellers of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each respective Seller, and this Agreement has been duly executed and delivered by each of the Sellers and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “General Enforceability Exceptions”).
     2.3 No Conflicts. The execution and delivery of this Agreement by each of the Sellers, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not result in (i) any violation of the Organizational Documents of any of the Sellers, (ii) any breach of any terms or conditions of, or constitute a default under any Contract or obligation to which either of such Sellers is now a party or by which either of such Sellers or any of Sellers’ properties or assets may be bound or affected, or (iii) assuming the receipt of the Consents referred to in Section 3.3(b), any conflict with, or breach or violation of, any Law, Governmental Order or Permit to which any Seller is a party, except, in the case of clauses (i), (ii) and (iii), for such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the applicable Seller to consummate the transactions contemplated hereby.
     2.4 Ownership of Shares. DBI legally and beneficially owns all of the Shares, free and clear of any Liens, subject to transfer restrictions under securities Laws and to any Liens created by Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE
SUBSIDIARIES
     Subject to the exceptions set forth in the disclosure letter attached hereto (the “Disclosure Letter”) (it being understood that disclosures included in any Schedule of the Disclosure Letter that relate to a specific representation or warranty shall be considered also to be made for purposes of all other Schedules relating to representations and warranties in the Disclosure Letter to the extent that the relevance of any such disclosure to any such Schedule is reasonably apparent on its face), FDS represents and warrants to Purchaser as follows:
     3.1 Corporate Status. Schedule 3.1 of the Disclosure Letter lists all of the Company’s subsidiaries (each, a “Subsidiary”) and their respective jurisdictions of organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
     3.2 Capitalization.
          (a) The Shares, consisting of 100 shares of common stock, constitute the only issued and outstanding shares of capital stock of the Company, have been duly authorized and are validly issued, fully paid and nonassessable. There are no issued and outstanding securities which are convertible into, or exercisable or exchangeable for, any capital stock or other equity securities of the Company.
          (b) Schedule 3.2(b) of the Disclosure Letter lists for each Subsidiary the shares of capital stock of such Subsidiary that are authorized and the shares of capital stock of such Subsidiary that are issued and outstanding. All issued and outstanding shares of capital stock or other equity securities of each of the Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock or other equity interests of each Subsidiary are owned directly by the Company, free and clear of any Liens, subject to transfer restrictions under securities Laws and to any Liens created by Purchaser. There are no issued and outstanding securities which are convertible into, or exercisable or exchangeable for, any capital stock or other equity securities of any Subsidiary.
          (c) Agreements with Respect to Company Securities. There are no, and neither the Company nor any Subsidiary is bound by or subject to any, (i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which either the Company or any Subsidiary, contingently or otherwise, is or may become obligated to issue, sell, purchase, return or redeem, or cause to be issued, sold, purchased, returned or redeemed, any Securities; (ii) stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary is bound relating to the voting, purchase, redemption or other acquisition of the Company’s or any Subsidiary’s Securities; or (iii) dividends, whether current or accumulated, due or payable on any Securities of the Company or any Subsidiary. Except for this Agreement, neither the Company nor any Subsidiary is, or is obligated to become, a party to any Contract for the sale of, or is otherwise obligated to sell, transfer or otherwise dispose of any, Securities of the Company or any Subsidiary.
          (d) No Equity Interests or Other Outstanding Investment Obligations. Except for the Subsidiaries, the Company (i) does not own, directly or indirectly, any capital stock of or other equity securities or interests in any other Person, and (ii) is not a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person. There are no outstanding obligations of either the Company or any of the Subsidiaries to make any debt or equity investment (whether in the form of a loan, capital contribution or otherwise) in or to any other Person (other than to Employees in connection with their employment with the Company or the Subsidiaries). Neither the Company nor any of the Subsidiaries have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of either the Company or any of the Subsidiaries on any matter.
     3.3 No Conflicts; Governmental Consents.
          (a) No Conflicts. The consummation of the transactions contemplated hereby will not (i) violate the Organizational Documents of the Company, (ii) subject to obtaining the Consents referred to in Section 3.3(b), conflict with, breach or violate any Law, Governmental Order or Permit to which the Company or any of the Subsidiaries is a party, or (iii) conflict with, result in the breach or violation of, constitute a default under, result in the termination, cancellation, suspension or acceleration (whether after the giving of notice or the lapse of time or both) of any rights or obligations under, or give rise to or result in an adverse economic impact (including but not limited to increased payments) to the Company or any of the Subsidiaries under, any Material Contract, except for such violations, conflicts, breaches, defaults, terminations, amendments, cancellations, suspensions, accelerations or economic impacts that result from any actions, activities, attributes, characteristics or circumstances of Purchaser or any of its Affiliates or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (b) Governmental Consents. Except as required under the HSR Act, no Consent of any Governmental Entity is required to be obtained by either of the Sellers, the Company or any of the Subsidiaries in connection with the consummation of the transactions contemplated hereby, except for such Consents the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     3.4 Financial Statements.
          (a) Schedule 3.4(a) of the Disclosure Letter sets forth (i) combined financial statements of DBI (including its consolidated subsidiaries and variable interest entities) and Priscilla, including the notes thereto and the report of KPMG LLP thereon, as of and for the fiscal years ended January 3, 2004, January 1, 2005 and December 31, 2005 (it being understood that the presentation for the fiscal year ended December 31, 2005 includes a presentation of the eight months ended August 30, 2005 and the four months ended December 31, 2005) (the “Audited Bridal Group Financial Statements”), and (ii) combined unaudited interim financial statements of DBI (including its consolidated subsidiaries and variable interest entities) and Priscilla as of and for the six-month periods ended July 1, 2006 and July 2, 2005, excluding any footnotes and year-end adjustments with respect thereto (the “Interim Bridal Group Financial Statements” and, together with the Audited Bridal Group Financial Statements, the “Bridal Group Financial Statements”). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Bridal Group Financial Statements (x) have been prepared, in all material respects, in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis as of the dates and for the periods presented (except as otherwise noted therein and, with respect to the Interim Bridal Group Financial Statements, the absence of footnotes and year-end adjustments); and (y) present fairly, in all material respects, the combined financial position and the combined results of operations and cash flows of DBI and Priscilla as of the dates and for the periods presented.
          (b) Schedule 3.4(b) of the Disclosure Letter sets forth unaudited financial statements of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2005, as of and for the six-month period ended July 1, 2006 and as of and for the nine-month period ended September 30, 2006 (the “AH Financial Statements”). The AH Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis as at the dates and for the periods presented (except as otherwise noted therein and the absence of comparable prior period financial statements, the absence of footnotes and, solely with respect to the financial statements for the nine-month period ended September 30, 2006, the absence of year-end adjustments); and (ii) present fairly, in all material respects, the combined financial position and the results of operations of the Company and its Subsidiaries as at the dates and for the periods presented.
     3.5 Absence of Undisclosed Liabilities. Except liabilities that (i) are accrued or reserved against in the AH Financial Statements, (ii) were incurred in the ordinary course of business since September 30, 2006, (iii) are incurred pursuant to the transactions contemplated by this Agreement, or (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, the Company does not have any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet as of September 30, 2006 of the Company and its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
     3.6 Absence of Changes. Since December 31, 2005, other than in connection with the transactions contemplated by this Agreement, the Company and the Subsidiaries have conducted their business only in the ordinary and usual course consistent with past practice, and there has been no change or development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect.

     3.7 Tax Matters.
          (a) All Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company or any Subsidiary have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true and complete in all material respects and all material Taxes due on or before the Closing Date (whether or not shown on any Tax Return) have been or will be timely paid in full.
          (b) All material non-Income Tax liabilities related to Tax Returns filed by or with respect to the Company or any Subsidiary have been properly accrued, and the unpaid non-Income Taxes of the Company and the Subsidiaries do not exceed the reserve for non-Income Taxes reflected in the AH Financial Statements.
          (c) Neither the Company nor any Subsidiary has received any written notice of any threatened Tax audit, examination, refund litigation or adjustment in controversy with respect to the business or operations of the Company or any Subsidiary.
          (d) Neither the Company nor any Subsidiary will be required (i) as a result of a change in accounting method for a taxable period beginning on or before the Closing, to include any adjustment under Section 481 of the Code or the regulations thereunder (or any similar provision of state or local law) in taxable income for any taxable period beginning on or after the Closing Date or (ii) as a result of any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state or local tax law), to include any item of income in or exclude any item of deduction from any taxable period beginning on or after the Closing.
          (e) As of the Closing Date, neither the Company nor any Subsidiary will be a party to, or otherwise bound by or subject to (whether as a transferee, successor or otherwise), any tax sharing or allocation agreement pursuant to which it will have any obligation to make any payments to any Person (other than tax sharing or tax allocation provisions in real property leases and subleases).
          (f) Neither the Company nor any Subsidiary have ever been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which FDS is the common parent or otherwise has any potential liability with respect to the Taxes of any other person (other than the Company or the Subsidiary) under Treasury Regulation Section 1.1502-6.
          (g) No written notification from a Governmental Entity in a jurisdiction where either the Company or any of the Subsidiaries do not file Tax Returns has been delivered to either of the Sellers, the Company or any of Subsidiaries, which notification indicates that the Company or Subsidiaries are or may be subject to taxation by that jurisdiction (other than any notifications that have been resolved).
          (h) Neither the Company nor any Subsidiary has given any currently effective written waiver of any statute of limitations with respect to Taxes or agreed to any currently effective written extension of time with respect to a Tax assessment or deficiency.
          (i) Neither the Company nor any Subsidiary has any written requests for rulings or determinations in respect of any Tax pending with any Governmental Entity, and neither of the Company nor any Subsidiary have received a ruling or signed an agreement with any Governmental Entity with respect to any Tax.
          (j) Subsequent to January 1, 2006, neither of the Company nor any Subsidiary have incurred any material Taxes other than Taxes incurred in the ordinary course of business.
          (k) All examinations of U.S. federal Income Tax Returns of the Company and the Subsidiaries for taxable years ending on or prior to December 31, 2001 have been closed (and no deficiencies were asserted as a result of any examinations which have not been resolved and fully paid), or the applicable period for assessment with respect to such Tax Returns, after giving effect to any and all extensions and waivers, has expired.
          (l) No power of attorney granted by the Company or the Subsidiaries with respect to any Tax is currently in force.
          (m) The Company and the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Entity all material Taxes required by law to be withheld or collected including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws.
          (n) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of any amount that would be treated as an “excess parachute payment” within the meaning of Section 280G of the Code.
          (o) After December 20, 2001, neither the Company nor any Subsidiary has had any deferred gain or loss from a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or any similar provision under state, local or foreign law) or an excess loss account within the meaning of Treasury Regulation Section 1.1502-19 (or any similar provision of state, local or foreign law).
          (p) There are no material Liens for Taxes (other than Taxes not yet due and payable) on any of the properties or assets of the Company or the Subsidiaries.
          (q) After December 20, 2001, neither the Company nor any Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.
          (r) Neither the Company nor any Subsidiary has been at any time a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and the transactions contemplated by this Agreement will not result in the imposition of withholding tax under Section 1445 of the Code.
          (s) The Company and the Subsidiaries have disclosed on all relevant Tax Returns any positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code.

          (t) Neither the Company nor any Subsidiary have undertaken or participated in any listed transaction or other reportable transaction described in Section 6011 of the Code.
          (u) For purposes of this Agreement, “Taxes” means all federal, state, local or foreign taxes, assessments, levies, fees or other governmental charges, including all income, gross receipts, franchise, withholding, unemployment insurance, social security, sales, use, excise, environmental, municipal, capital, license, payroll, real property, personal property, stamp, transfer, VAT and workers’ compensation taxes, together with all interest, penalties and additions payable with respect thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. “Tax Return” means all returns, declarations, certifications, forms and reports required to be supplied to a taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment.
     3.8 Litigation. There are no Legal Proceedings served and pending or, to Sellers’ Knowledge, threatened (or filed but not yet served) against either the Company or any of the Subsidiaries that, individually or in the aggregate, if determined adversely to the Company or Subsidiary, would reasonably be expected to have a Material Adverse Effect.
     3.9 Compliance with Laws; Permits.
          (a) The business of the Company and each of the Subsidiaries is not being conducted in violation of any federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, declaration of any Governmental Entity (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. None of the Sellers, the Company or the Subsidiaries has received written notice that any investigation or review by any Governmental Entity with respect to the Company or any of the Subsidiaries is pending, and to Sellers’ Knowledge no such investigation or review is pending or threatened, except, in either case, for any investigation or review the outcome of which, individually or in the aggregate, would not reasonably be expected to material to the Company and its Subsidiaries, taken as a whole.
          (b) The Company and the Subsidiaries have all governmental permits, licenses, franchises, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to conduct their business as presently conducted (“Permits”), except those Permits the failure of which to possess, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiaries have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of their Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     3.10 Employee Benefits.
          (a) Schedule 3.10(a) of the Disclosure Letter sets forth a true, correct and complete list of all Employee Plans. No Employee Plan is subject to Title IV of ERISA or is a Multiemployer Plan.
          (b) Schedule 3.10(a) of the Disclosure Letter separately identifies each Employee Plan for which the Company or any of the Subsidiaries serves as the plan sponsor within the meaning of Section 3(16)(B) of ERISA or with respect to which no entity other than the Company or any of the Subsidiaries has any Liability or maintains such plan (a “Company Employee Plan”), and each Employee Plan that is not a Company Employee Plan (a “Seller Employee Plan”).
          (c) Sellers have heretofore either made available to Purchaser in the Data Room or delivered to Purchaser, as applicable, a complete and correct copy or an accurate summary of each Seller Employee Plan and complete and correct copies of each of the following documents with respect to each Company Employee Plan:
     (i) the plan document and all amendments thereto (or if the Company Employee Plan is not a written agreement, an accurate and complete written description thereof);
     (ii) Forms 5500, Annual Return/Report, filed with the IRS for the three most recent annual periods;
     (iii) the most recent actuarial or valuation report (if any);
     (iv) the most recent financial statement;
     (v) the most recent determination letter received from the IRS with respect to each Company Employee Plan that is intended to qualify under Section 401 of the Code;
     (vi) any agreement directly relating to a Company Employee Plan pursuant to which the Company or any of the Subsidiaries is obligated to indemnify any Person;
     (vii) the most recent summary plan description and all summaries of material modifications thereto;
     (viii) any correspondence from a Governmental Entity with respect to any matter that is still pending;
     (ix) all correspondence with respect to the EPCRS Filings;
     (x) the top-hat statement filed with the Department of Labor (if any); and
     (xi) the most recent FAS-106 report (if any).

          (d) No asset of the Company or any of the Subsidiaries or any entity (whether or not incorporated) that is required to be treated as a single employer together with any of the Company or any of the Subsidiaries for certain employee benefit plan purposes pursuant to Section 414 of the Code (an “ERISA Affiliate”) is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Company, the Subsidiaries or any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security.
          (e) All material accrued obligations of the Company and the Subsidiaries, whether arising by operation of Law, by contract or by past custom, for compensation, including, but not limited to, bonuses, accrued vacation and paid leave, to its current and former officers, directors, employees, consultants or agents, for Taxes and other obligations to any Governmental Entity payable by any of the Company or the Subsidiaries in connection with such compensation, and for payments with respect to any Employee Plan, have been paid or accruals for such obligations are reflected on the Bridal Group Financial Statements and the AH Financial Statements to the extent required to permit the Company to make the representations set forth in Section 3.4.
          (f) To Sellers’ Knowledge, no act, omission or transaction has occurred which would result in the imposition on the Company, the Subsidiaries, or any indemnitee thereof, in a material amount, of (i) breach of fiduciary liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to Section 502 of ERISA, (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (iv) a penalty assessed pursuant to Section 6652 of the Code.
          (g) Each Company Employee Plan has been maintained, operated and administered in all material respects in accordance with its terms and applicable Laws. The terms of each Company Employee Plan comply in all material respects with applicable Law.
          (h) Each Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and no condition exists that could be reasonably expected to result in the revocation of any such letter.
          (i) No Employee Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company or any of the Subsidiaries, for periods extending beyond their terminations of employment, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar applicable Law, and no commitments have been made to provide such coverage.
          (j) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee or director of the Company or any of the Subsidiaries to severance pay or any other payment or benefit under an Employee Plan, (ii) accelerate the time of payment or vesting of benefits (including, but not limited to, stock options) under a

Company Employee Plan or (iii) increase the amount of compensation due any current or former employee or director of the Company or any of the Subsidiaries.
          (k) There is no Legal Proceeding, audit, examination or claim pending, or to Sellers’ Knowledge, threatened or contemplated relating to any Company Employee Plan (other than routine claims for benefits).
          (l) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, during the past six years, none of Sellers, the Company, the Subsidiaries or any ERISA Affiliate has (i) incurred any withdrawal liability with respect to a Multiemployer Plan that has not been satisfied in full or (ii) received any notification that any Multiemployer Plan is insolvent or in reorganization within the meaning of Title IV of ERISA.
          (m) Schedule 3.10(m) of the Disclosure Letter sets forth a true, correct and complete list of all relocation agreements, reimbursement agreements, and other similar compensation arrangements with Company Employees that require the fulfillment of any obligations, liabilities or payments by the Company or any of the Subsidiaries on or after the Closing Date.
          (n) None of the Company, the Subsidiaries or any ERISA Affiliate has any potential Liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992; and none of the Company, the Subsidiaries or any entity that was ever an ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under Section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.
          (o) A Company Employee who (i) is on short-term disability leave of absence immediately prior to the Closing because of a disabling condition that arises before the Closing (a “Pre-Closing Condition") and (ii) is enrolled at the Closing in a Seller Employee Plan that provides long-term disability benefits, will, following the Closing, be eligible for long-term disability benefits under such Seller Employee Plan provided that the Pre-Closing Condition qualifies as a Total Disability within the meaning of the Long-Term Disability Plan of The May Department Stores Company, or qualifies as a Disability within the meaning of the Long-Term Disability Plan for Regular Non-Exempt Associates of The May Department Stores Company, as applicable,, the Company Employee remains continuously disabled by reason of the Pre-Closing Condition for the requisite period specified in such Seller Employee Plan, and the Company Employee satisfies all other terms and conditions of such Seller Employee Plan. A Company Employee who is receiving long-term disability benefits immediately prior to the Closing under a Seller Employee Plan that provides long-term disability benefits will continue to receive long-term disability benefits after the Closing in accordance with the terms and conditions of such Seller Employee Plan.
          (p) The individuals listed in Schedule 5.6(h)(i) of the Disclosure Schedule have provided services primarily to DBI for at least the period set forth in Schedule 5.6(h)(i) of the Disclosure Schedule. The individuals listed in Schedule 5.6(h)(ii) of the Disclosure Schedule have provided services primarily to After Hours for at least the period set forth in Schedule 5.6(h)(ii) of the Disclosure Schedule.
     3.11 Labor Matters.
          (a) [Reserved]
          (b) Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees pertaining to Company Employees.
          (c) No union certification petition has been filed (with service of process having been made on the Company or any of the Subsidiaries), or, to the Sellers’ Knowledge, threatened (or pending without service of process having been made on the Company or any of the Subsidiaries), that relates to Company Employees and, to Sellers’ Knowledge, no union authorization campaign relating to Company Employees has been conducted, within the past 24 months.
          (d) Neither the Company nor any of the Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to Company Employees.
          (e) There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or other grievance proceeding against the Company or any of the Subsidiaries pending, or, to the Sellers’ Knowledge, threatened.
          (f) As of the date hereof, there are no labor strikes, labor disputes, slowdowns, work stoppages or lockouts pending or, to Sellers’ Knowledge, threatened with respect to any employees of the Company or any of the Subsidiaries.
          (g) Each Company Employee is employed and classified by the Company and the Subsidiaries as an employee.
          (h) There is no charge or complaint against the Company or any of the Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to Sellers’ Knowledge, threatened.
          (i) There are no charges, investigations, administrative proceedings or formal complaints with respect to employment and employment practices, terms and conditions of employment, wages and hours or occupational safety and health (including discrimination based on age, gender, marital status, race, religion, national origin, sexual preference or other legally protected category or for sexual harassment or with respect to status as handicapped, disabled or a veteran) which has been asserted or is now pending or, to Sellers’ Knowledge, threatened, before the United States Equal Employment Opportunity Commission, the United States Department of Justice, the Occupational Safety and Health Administration or any other Governmental Entity in any jurisdiction in which the Company or any of the Subsidiaries have employed or currently employ any Person involving or related to Company Employees or Former Company Employees.
          (j) Neither the Company nor any of the Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or any of the Subsidiaries.
          (k) The Company and the Subsidiaries have employees sufficient in all material respects to operate the business as presently conducted by the Company and the Subsidiaries.
     3.12 Real Property. Notwithstanding any other representation or warranty contained in this Article III, the representations and warranties contained in this Section 3.12 constitute the sole representations and warranties of FDS relating to the Owned Real Property, the Leased Real Property and the Leases (other than as relates to Financial Statements as provided in Section 3.4, the absence of undisclosed liabilities as provided in Section 3.5, the absence of changes as provided in Section 3.6, Legal Proceedings as provided in Section 3.8, compliance with Laws and Permits as provided in Section 3.9, and environmental matters as provided in Section 3.15).
          (a) Schedule 3.12(a) of the Disclosure Letter lists all real property which is owned by the Company or any Subsidiary (the “Owned Real Property”). Except as would not reasonably be expected to be material to the Company and the Subsidiaries taken as a whole, the Company or one of the Subsidiaries, as the case may be, has title to the Owned Real Property listed on Schedule 3.12(a) of the Disclosure Letter, free and clear of all Liens except Permitted Liens, and, except for the Leased Real Property or in connection with any Permitted Liens, no Person owns any real property occupied by the Company or any Subsidiary except the Company and the Subsidiaries.
          (b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Owned Real Property and the Leased Real Property, together with easements, licenses, tenements and hereditaments appurtenant thereto, include all of the real property used or held for use in connection with or otherwise required to carry on the business of the Company and the Subsidiaries in substantially the manner it has been conducted prior to the date of this Agreement.
          (c) FDS has made available to Purchaser in the Data Room true, correct and complete copies of all real property leases and subleases (including all amendments and material supplements thereto) under which the Company and/or the Subsidiaries are tenants or subtenants (all real property leased or subleased by either the Company or any Subsidiary as a tenant or subtenant, collectively, being the “Leased Real Property”) and any and all material ancillary documents pertaining thereto and to which either the Company or any Subsidiary is a party or is bound (the “Leases”). Schedule 3.12(c) of the Disclosure Letter lists all of the real property that was leased or sub-leased by the Company or any Subsidiary as a tenant or sub-tenant as of November 2, 2006. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to Sellers’ Knowledge, (A) each of the Leases is in full force and effect in accordance with its respective terms, and neither the Company nor any

Subsidiary has received, nor has the Company or any Subsidiary sent, a notice of default under such Leases, and (B) neither the Company nor any Subsidiary has committed to sublet or assign its interest under any Lease (except to the Company or Subsidiary).
          (d) To Sellers’ Knowledge, except for matters that have been resolved, the occupation, possession and use of the Leased Real Property have not been disturbed and no claim has been asserted or threatened adverse to the rights of the tenants to the continued occupation, possession and use of the Leased Real Property. Except as would not, individually or in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole, no tenant is in default (nor has a default been threatened) under any Real Property Lease.
          (e) Except as would not have a Material Adverse Effect, the facilities (or portions thereof) occupied by the Company and its Subsidiaries on the Owned Real Property or Leased Real Property, taken as a whole, are in good operating condition and repair, subject to normal wear and tear and considered in light of their relative ages.
          (f) The indebtedness associated with the mortgages listed or described in Schedule 3.12(f) of the Disclosure Letter has been fully satisfied and discharged.
     3.13 Intellectual Property.
          (a) Schedule 3.13(a) of the Disclosure Letter sets forth a true and complete list of all (i) Registered Intellectual Property and unregistered trademarks and domain names owned by the Company and any Subsidiary, indicating for each item (to the extent applicable) the registration or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”) and (ii) (A) all Contracts that grant rights to the Company or any Subsidiaries to use any material third-party Intellectual Property (excluding IT Assets) or (B) all Contracts that grant rights to third parties to use Intellectual Property owned by the Company or any Subsidiary or otherwise affecting or limiting the rights of either of the Company or any Subsidiary in Intellectual Property, such as nonassertion or coexistence agreements (collectively, the “IP Licenses”). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries, collectively, exclusively own (beneficially, and, where applicable, of record) all Scheduled Intellectual Property, free and clear of all Liens other than Permitted Liens, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to Sellers’ Knowledge, threatened against the Company or any Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property used by the Company or any Subsidiary in connection with their respective businesses.
          (b) The Company and the Subsidiaries have taken commercially reasonable measures necessary to protect the confidentiality of all Trade Secrets that are owned, used or held by it, and to Sellers’ Knowledge, and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.
          (c) The Company and the Subsidiaries collectively have sufficient rights to use all of the IT Assets used in their businesses as presently conducted in all material respects. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Subsidiaries in connection with their businesses, and have not materially malfunctioned or failed within the past two (2) years.
     3.14 Contracts. Schedule 3.14 of the Disclosure Letter lists or describes all Material Contracts that are in effect as of the date hereof. The term “Material Contracts” means all Contracts relating to the Company’s business which require payments or the assumption of financial Liability by the Company or any of the Subsidiaries in excess of $250,000 per annum, or are otherwise believed by either of the Sellers or the Company to be material to the business of the Company and its Subsidiaries taken as a whole. “Material Contracts” do not include Organizational Documents, agreements related to real property leases and other Contracts relating to real estate (which are provided for in Section 3.12). FDS has made available to Purchaser in the Data Room copies of all of the Material Contracts, which copies are true, complete and correct in all material respects. To Sellers’ Knowledge, each Material Contract is in full force and effect and valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. To Sellers’ Knowledge, neither the Company nor any Subsidiary nor any other Person is in material breach or violation of, or default under, any Material Contract.
     3.15 Environmental Matters.
          (a) Except as disclosed in Schedule 3.15 to the Disclosure Letter or in the environmental reports or documents referred to therein:
          (i) the Company and the Subsidiaries are and for the past three years have been in compliance with all Environmental Laws applicable to the operation of their business;
          (ii) the Company and the Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of their respective businesses as presently conducted;
          (iii) neither the Company nor any of the Subsidiaries has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law, except for matters that have been resolved or are no longer outstanding;
          (iv) There are no encumbrances, deed restrictions, or deed notices in favor of any governmental authority on any of the Owned Real Property for (1) any Environmental Conditions, (2) any Liability under Environmental Laws or (3) damages arising from or costs incurred by such governmental authority in response to a Release of Hazardous Substances arising under or pursuant to any Environmental Laws, and Seller is not required to place any deed notice or deed restriction relating to the presence of Hazardous Substances at any of the Owned Real Property;
          (v) To Sellers’ Knowledge, neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Substances to any location that is listed on the National Priorities List or CERCLIS under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or on any similar state list;
          (vi) Neither the Company nor any Subsidiary has received an inquiry or notice of any actual or potential Environmental Liabilities, contingent or otherwise, relating to the Company Properties, or any property previously owned or operated by the Company or any Subsidiary; and
          (vii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceeding pending or threatened, concerning compliance by the Company or any Subsidiary with any Environmental Law, except for matters that have been resolved or are no longer outstanding.
          (b) Notwithstanding any other representation and warranty in Article III, the representations and warranties contained in this Section 3.15 constitute the sole representations and warranties of FDS relating to any Environmental Law.
     3.16 Affiliates Transactions. There are no transactions or agreements between the Company or any Subsidiary, on the one hand, and either of the Sellers or any Affiliate of the Sellers (other than the Company or any Subsidiary), on the other hand, that require the fulfillment of any obligations, Liabilities or payments by the Company or any Subsidiary on or after the Closing Date.
     3.17 Brokers. Neither the Company nor any Subsidiary has incurred any Liability relating to any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.
     3.18 Inventory. As of September 30, 2006, the inventories of the Company and the Subsidiaries were of a quality and a quantity useable and saleable in the ordinary course of business, subject to appropriate and adequate allowances reflected in balance sheet as of September 30, 2006 included in the AH Financial Statements for obsolete, excess, slow-moving and other irregular items.
     3.19 No Other Representations or Warranties. Except for the representations and warranties of FDS expressly set forth in this Agreement, (a) neither FDS nor any other Person makes any other express or implied representation or warranty on behalf of FDS with respect to the Shares, the businesses of the Company and the Subsidiaries, or the transactions contemplated by this Agreement, and (b) the Company and the Subsidiaries, including their assets, are being purchased by the Purchaser on an “as is, where is,” basis, in their present condition and state of repair, with all faults, limitations and defects. The representations and warranties made in this Agreement with respect to the Shares, the businesses of the Company and the Subsidiaries, and the transactions contemplated by this Agreement are in lieu of all other representations and warranties FDS might have given Purchaser, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Purchaser acknowledges that all other warranties that any Seller or anyone purporting to represent any Seller gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to the Shares, the businesses of the Company and the Subsidiaries, and the transactions contemplated by this Agreement, are hereby expressly excluded. Purchaser acknowledges that, except as otherwise set forth herein, neither FDS nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the distribution in written or oral communication to Purchaser, or use by Purchaser of, any information, documents, projections, forecasts or other material made available to Purchaser in the Data Room, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PURCHASER
     Purchaser represents and warrants to FDS as follows:
     4.1 Corporate Status. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.
     4.2 Authorization, etc. Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser, and this Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by the General Enforceability Exceptions.
     4.3 No Conflicts; Consents.
          (a) The execution and delivery of this Agreement by Purchaser does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, result in (i) any violation of the Organizational Documents of Purchaser, (ii) any breach of any terms or conditions of, or constitute a default under, any Contract or obligation to which the Purchaser is now a party or by which Purchaser or any of Purchaser’s properties or assets may be bound or affected, or (iii) assuming the receipt of the Consents referred to in Section 4.3(b), conflict with, breach or violate any Law, Governmental Order or Permit to which Purchaser is a party, except, in the case of clauses (i), (ii) and (iii), for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.
          (b) Except as required under the HSR Act, no Consent of or with any Governmental Entity or third Person is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except for such Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.
     4.4 Litigation. There are no Legal Proceedings pending or, to the Purchaser’s Knowledge, threatened against Purchaser, that question the validity of this Agreement or that would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.
     4.5 Financial Ability to Perform. Purchaser will have at and after the Closing cash in an aggregate amount sufficient for Purchaser to perform all of its obligations hereunder.
     4.6 Brokers. Purchaser has not incurred any Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.
     4.7 Investment Intent; No Reliance. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Purchaser and its representatives have inspected and conducted such review and analysis (financial and otherwise) of the Company and Subsidiaries and their respective businesses and assets as desired by Purchaser. In determining to execute, deliver and perform its obligations under this Agreement, Purchaser has not relied on any representations or warranties of any of the Sellers or any Affiliate, agent or representative of the Sellers of any kind or character, except the representations and warranties specifically set forth in this Agreement.
ARTICLE V
COVENANTS
     5.1 Conduct of the Company and the Subsidiaries.
          (a) From the date hereof until the Closing Date, except as expressly provided in this Agreement or otherwise consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; it being understood that in determining to withhold, condition or delay its consent, it would be reasonable for Purchaser to consider any related effects on the Company or the Subsidiaries in light of Purchaser’s plans and expectations regarding the future operation of their businesses), the Sellers shall cause the Company and Subsidiaries to conduct their businesses in the ordinary course of business (including by procuring and replacing inventory, collecting accounts receivable, paying accounts payable and otherwise dealing with their non-cash current assets and their current liabilities in the ordinary course of business in a manner consistent with past practices), to use commercially reasonable efforts to keep available the services of their respective current officers, employees, independent contractors and consultants and preserve their relationships with those Persons, and to use commercially reasonable efforts to preserve intact their businesses and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with such businesses.
          (b) From the date hereof until the Closing Date, subject to applicable Law and except as expressly provided in this Agreement or otherwise consented to in writing by Purchaser (such consent shall not be unreasonably withheld, conditioned or delayed; it being understood that in determining to withhold, condition or delay its consent, it would be reasonable for Purchaser to consider any related effects on the Company or the Subsidiaries in light of Purchaser’s plans and expectations regarding the future operation of their businesses), the Sellers shall cause the Company and Subsidiaries not to:
          (i) create, incur, assume or modify any amount of indebtedness for borrowed money, except for advances from Sellers consistent with past practices;
          (ii) except in the ordinary course of business, acquire, or dispose of, any property or assets;
          (iii) except in the ordinary course of business, (A) modify or amend in any material respect or terminate, release, assign or waive any material rights or claims under, any Contract, or (B) enter into any Contract that, if the Company or Subsidiary had entered into such Contract immediately prior to the date hereof, would be a Material Contract;
          (iv) issue, deliver, pledge, encumber, dispose of or otherwise distribute or cause to be granted to any Person other than Sellers, the Company or the Subsidiaries any Securities, as applicable, or any other commitments or rights of any kind to acquire any Securities, as applicable;
          (v) except as may be required pursuant to any Contract in effect on the date hereof: (1) enter into, adopt, renew, amend in any material respect or terminate any employment, consulting, severance, change in control, separation contracts or agreements, or any similar material benefit plan, policy or agreement involving the Company or any of the Subsidiaries and one or more of their respective directors, officers, key employees or agents; (2) terminate or amend, modify or change in any material respect the terms and conditions of any employment agreement of any key employee of the Company or any of the Subsidiaries; (3) increase the compensation of any director, officer, employee or agent of or consultant to the Company or any of the Subsidiaries, except regularly scheduled annual merit increases for employees of the Company and the Subsidiaries, or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person; (4) adopt, enter into, amend in any material respect, terminate or increase benefits or obligations under, any Seller Benefit Plans with respect to Company Employees; or (5) enter into any agreement with any director, officer, key employee or stockholder of the

Company or any of the Subsidiaries to amend, modify or change the terms and conditions of any such agreement;
          (vi) make any material change to the accounting (including Tax accounting) methods, principles or practices applicable to the Company or the Subsidiaries, except as may be required by GAAP;
          (vii) settle or compromise or agree to settle or compromise any claim related to Taxes or other matter affecting the Tax liability of the Company or the Subsidiaries;
          (viii) make any Tax election other than in the ordinary course of business and consistent with past practices;
          (ix) make any amendment to the Organizational Documents of the Company or any Subsidiary;
          (x) enter into any Contract that would result in a Conflicting Obligation (as defined in the Marketing Agreement) that would remain in effect following the Closing; or
          (xi) agree or commit to do any of the foregoing.
     5.2 Filings; Other Actions; Notification.
          (a) Each of Purchaser and the Sellers shall cooperate with each other and use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all Consents and Permits necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Subject to (i) applicable Laws relating to the exchange of information and the direction of any Governmental Entity and (ii) matters that FDS or Purchaser reasonably determines should not be disclosed to the other due to confidentiality concerns, Purchaser, on the one hand, and FDS, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Purchaser or FDS and their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of FDS and Purchaser shall act reasonably and as promptly as practicable. Without limiting the foregoing, the parties shall use their reasonable best efforts to cause all necessary initial filings with all Governmental Entities in connection with the HSR Act to be made as promptly as practicable on or after the date of this Agreement, and in any event no later than seven (7) Business Days after the date of this Agreement. Each of Purchaser and the Sellers will respond promptly under the circumstances to any requests for additional information by any Governmental Entity in connection with the transactions contemplated by this Agreement, including promptly filing a response to a “Request for Additional Information and Documentary Materials” from an applicable Governmental Entity in connection with its review of the transactions contemplated by this Agreement pursuant to the HSR Act.
          (b) In furtherance and not limitation of the provisions in Section 5.2(a), Purchaser shall offer to take (and if such offer is accepted, commit to take) all necessary steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby and to avoid or prevent the entry of any Governmental Order sought by any Governmental Entity or private entity under any antitrust, competition or trade regulation Law that would result in the failure of the condition set forth in Section 6.1(b) to be satisfied, in each case to enable the Closing to occur as expeditiously as possible. Purchaser shall propose, negotiate, cooperate with FDS, and effect (or permit the Sellers to effect) prior to the Closing Date, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of itself, the Company or the Subsidiaries (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of the Company or the Subsidiaries) as may be required in order to avoid the entry of, or to effect the dissolution of, any Governmental Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby.
          (c) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, each of the Sellers and Purchaser shall, upon the reasonable request by the other, furnish or cause to be furnished to the other all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, submission, filing, notice or application made by or on behalf of Purchaser or the Sellers or any of their respective Affiliates to any Governmental Entity in connection with the approval of or Consent to the transactions contemplated by this Agreement.
          (d) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, (i) each of the Sellers and Purchaser shall keep the other apprised of the status of matters for which it is responsible relating to completion of the transactions contemplated by this Agreement, including (A) promptly furnishing the other with copies of notices or other communications received by Purchaser or the Sellers, or their respective Affiliates, as the case may be, from any third party or any Governmental Entity and (B) promptly informing the other of any discussions with any such third party or Governmental Entity, in each case with respect to the transactions contemplated by this Agreement (including in connection with all approvals required under the HSR Act); (ii) the Sellers shall give prompt notice to Purchaser of any change that would reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Sellers to consummate the transactions contemplated by this Agreement; (iii) Purchaser shall give prompt notice to FDS of any change that would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement; and (iv) neither the Sellers nor Purchaser shall permit any of its officers, directors or any other representatives or agents to participate in any meeting with any Governmental Entity or private party in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement, unless it consults with the other party in advance and gives the other party the opportunity to attend and participate thereat.
     5.3 Access and Information.
          (a) Subject to Section 5.2(c) and applicable Laws relating to the exchange of information and the direction of any Governmental Entity, after the date of this Agreement and prior to the Closing, the Sellers shall (i) cause the Company and the Subsidiaries to permit Purchaser and its representatives to have reasonable access at reasonable times to the properties, books and records of the Company and the Subsidiaries; (ii) cause the Company and the Subsidiaries to permit Purchaser to have reasonable access at reasonable times to the officers and employees of the Company and its Subsidiaries to facilitate a transition and integration with the Purchaser’s business, (iii) provide Purchaser with access to such information and documents in the Sellers’ possession relating to the Company and the Subsidiaries as Purchaser may reasonably request; (iv) make available to Purchaser such monthly financial statements of the Company and its Subsidiaries as are prepared by the Company and the Subsidiaries in the ordinary course of business consistent with past practice, promptly after such financial statements are prepared; and (v) deliver to Purchaser, no later than February 15, 2007, unaudited financial statements of the Company and its consolidated subsidiaries as of and for the year ended December 30, 2006 prepared on the same basis as the unaudited financial statements for the Company and its consolidated subsidiaries as of and for the year ended December 31, 2005 that are included in the AH Financial Statements (it being understood that, if the Closing shall have occurred prior to such delivery, FDS shall provide the Purchaser and the Company with such cooperation as Purchaser may reasonably request in connection with the completion of the preparation of such unaudited financial statements); provided that any such access described in the preceding clauses (i), (ii) and (iii) by Purchaser may not unreasonably interfere with the conduct of the business of the Company, the Subsidiaries or either of the Sellers. After the date of this Agreement and prior to the Closing, Sellers shall continue to maintain (or cause to be maintained), and provide Purchaser with reasonable access to, the Data Room (or will provide reasonably equivalent access to the materials contained in the Data Room). All information provided or obtained pursuant to the foregoing (including under Section 5.2(c)) shall be held by Purchaser in accordance with and subject to the terms of the Confidentiality Agreement, dated September 5, 2006, between Purchaser and Seller (the “Confidentiality Agreement”).
          (b) To the extent permissible under applicable Law, from and after the Closing until the fifth anniversary of the Closing, Purchaser will afford promptly to FDS and its agents reasonable access to the books, records and auditors of the Company and the Subsidiaries (i) to the extent reasonably required by FDS for financial reporting and accounting matters and the preparation and filing of any Tax Returns for any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date, and (ii) relating to the Company Employees or the Former Company Employees; provided that any such access by FDS may not unreasonably interfere with the conduct of the business of the Company, the Subsidiaries or Purchaser. FDS will hold, and will use all reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Company or the Subsidiaries provided to it pursuant to this Section 5.3(b).

          (c) Neither FDS nor Purchaser shall, without the prior consent of the other, terminate, amend, modify or waive any provision of any confidentiality or similar agreement in respect of the matters contemplated by this Agreement to which FDS, Purchaser or any of their respective Affiliates are a party. Each of Purchaser and FDS shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction over such matter.
     5.4 Contact with Customers and Suppliers, etc. From the date of execution of this Agreement through the Closing, Purchaser (and all of its agents and Affiliates and any of its employees, directors and officers) shall contact and communicate with the consultants, customers, suppliers and distributors of the Company and the Subsidiaries in connection with the transactions contemplated hereby only upon prior written consent of FDS (which consent is not to be unreasonably withheld, conditioned or delayed).
     5.5 Publicity. The Sellers and Purchaser shall consult with each other prior to issuing the initial press releases regarding the transactions contemplated by this Agreement and any other press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.
     5.6 Employee Matters.
          (a) From and after the Closing through August 29, 2008, subject to the requirements of any employment Contract, Purchaser shall, or shall cause the Company and the Subsidiaries to, provide Company Employees who were employed by the Company, the Subsidiaries or any Affiliate of the Company on August 28, 2005, with a level of aggregate employee benefits and compensation (excluding equity based awards) that is substantially comparable in the aggregate to the aggregate employee benefits and compensation provided to the Company Employees as of immediately prior to the Closing taking into account all Employee Plans and other programs sponsored or maintained by FDS and its Affiliates.
          (b) Purchaser shall, or shall cause the Company and the Subsidiaries to, cause all plans and programs of Purchaser, the Company and the Subsidiaries that provide benefits to Company Employees on or after the Closing Date, other than any sabbatical plan, to recognize all service of the Company Employees with any of Sellers or any of their predecessors and Affiliates (including the Company and the Subsidiaries prior to the Closing) to the same extent and for the same purposes thereunder as such service was counted under similar benefit plans of the Sellers or any of their Affiliates for all purposes (except that, with respect to benefit accruals, such service shall not be counted to the extent that it would result in a duplication of benefits and shall not be counted for purposes of benefit accrual under any defined benefit plan); provided that with respect to any long-term disability plan that Purchaser may adopt, or cause the Company and the Subsidiaries to adopt, after the Closing, such service credit shall be required to be given only to the extent that the Purchaser or its Affiliates recognizes prior services of other similarly situated employees of the Purchaser or its Affiliates. Any medical, dental or health plan of Purchaser, the Company or any Subsidiary that is adopted or continued after the Closing to provide group health benefits to Company Employees (a “Purchaser Group Health Plan”) shall not include with respect to any Company Employee who is actively participating (or who has enrolled for but has not yet commenced participating) on the Closing Date in any Employee Plan that is a group health plan in effect as of the Closing Date (a “Seller Group Health Plan”)) any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such restrictions or limitations were applicable as of the Closing Date under any Seller Group Health Plan), and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Seller Group Health Plan ending on the date such Company Employee’s participation in such Purchaser Group Health Plan begins shall be taken into account under the Purchaser Group Health Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Group Health Plan. Sellers shall cause the Seller Group Health Plan to furnish to the Purchaser Group Health Plan as soon as practicable after the Closing (and, in any event, within 90 days after the Closing) a written schedule listing the amounts of such eligible expenses and shall use commercially reasonable efforts to have such schedule provided within 30 days of the Closing Date; provided that to the extent that the Purchaser Group Health Plan does not have the information required for it to administer a claim in accordance with the preceding sentence, the Purchaser Group Health Plan may administer such claim without regard to the preceding sentence and shall adjust such claim when it receives such information.
          (c) Active participation of all Company Employees, Former Company Employees and their respective spouses and dependents and of the Company and the Subsidiaries, under the Seller Employee Plans shall terminate effective immediately prior to the Closing Date. Following the Closing Date, the Seller Employee Plans shall be liable for benefits accrued (in the case of pension plans within the meaning of Section 3(1) of ERISA) and claims incurred (in the case of welfare plans within the meaning of Section 3(2) of ERISA) under the Seller Employee Plans prior to the Closing Date with respect to current Company Employees and Former Company Employees and their respective spouses and dependents, except that claims incurred prior to the Closing Date with respect to current Company Employees and Former Company Employees and their respective spouses and dependents under Seller Employee Plans that are group health plans shall be a Shared Risk Matter for purposes of this Agreement. The Company and the Subsidiaries shall retain sponsorship of any and all Liabilities under the Company Employee Plans following the Closing Date. A claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs). On or prior to the Closing Date, the parties shall take such action as may be necessary or appropriate to comply with the provisions of this Section 5.6(c).
          (d) From the Closing until August 29, 2008, Purchaser shall, or shall cause the Company and the Subsidiaries to, provide an employee merchandise discount program to Company Employees with respect to merchandise offered for sale by the Company and the Subsidiaries in the ordinary course of business that is at least equivalent to the merchandise discount program applicable to Company Employees immediately before the Closing.

          (e) No provision of this Section 5.6 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of any of Sellers or the Company or any Subsidiary or any other Person other than the parties hereto and their respective successors and permitted assigns, or constitute or create an employment agreement or (ii) prevent the Company or any Subsidiary from terminating the employment of, demoting, or otherwise altering the employment status or position of, any Company Employee.
          (f) The parties acknowledge that no Company Employee shall be eligible for severance benefits under any severance plan or arrangement solely as a result of the transactions contemplated by this Agreement.
          (g) The Company shall have the sole responsibility after the Closing for “continuation coverage” benefits provided after the Closing Date for all Company Employees, Former Employees and “qualified beneficiaries” of Company Employees and Former Employees for whom a “qualifying event” occurred or occurs before, on or after the Closing Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.
          (h) Prior to the Closing, the parties shall use commercially reasonable efforts to cause (i) the employment of the employee or employees of the Company listed in Schedule 5.6(h)(i) of the Disclosure Schedule to be transferred from the Company to DBI, and (ii) the employment of the employee or employees of DBI listed in Schedule 5.6(h)(ii) of the Disclosure Schedule to be transferred from DBI to the Company.
          (i) Prior to Closing, Sellers may continue processing the pending EPCRS Filings, including fulfilling obligations under a compliance statement issued by the Internal Revenue Services with respect to the EPCRS Filings.
     5.7 [intentionally omitted].
     5.8 List of Conflicting Obligations. FDS shall, prior to the Closing, provide to Purchaser a true, correct and complete list of any Contracts that will be in effect as of the Closing and that include Conflicting Obligations (as defined in the Market Agreement) that will be in effect subsequent to the Closing.
     5.9 [intentionally omitted]
     5.10 Third-Party Consents. Sellers acknowledge that Purchaser intends to seek to obtain such Consents as Purchaser believes are necessary and appropriate to consummate the transactions contemplated hereby. At Purchaser’s request, the Sellers will, at Purchaser’s expense, cooperate with Purchaser’s efforts to obtain all such Consents that Purchaser requires (including with regard to the development of strategies intended to maximize the probability of the success of such efforts) and shall promptly execute all documents necessary to consummate the transactions contemplated hereby; provided, however, that the Sellers shall not be required to make any payments or offer or grant any accommodation (financial or otherwise), whether or not expressly provided for in any Contract as a condition to the procurement of any such Consent. Purchaser shall prepare, at Purchaser’s expense, any agreements, documents or other instruments necessary to obtain any such Consent; provided, however, that the form of any such Consent shall not impose any obligations or liabilities upon the Sellers, and no such Consent shall purport to be effective until at or after the Closing. Prior to the Closing Purchaser shall not communicate with any counterparties to any agreements of the Company or any of the Subsidiaries for the purpose of obtaining any Consent without the prior written consent (not to be unreasonably withheld, conditioned or delayed; it being understood that FDS’ reasonableness in this regard is to be determined with reference to the acknowledgement and covenants set forth in the preceding sentences of this Section 5.10) and participation of FDS.
     5.11 Solicitation of Employees.
          (a) Purchaser agrees that neither it nor any of its Affiliates will, until the end of the two-year period immediately following the Closing Date, without the prior written consent of FDS, (i) solicit any individual who is an employee of FDS or any of its Affiliates (other than the Company or the Subsidiaries) at or above the level of a “Buyer” (or similar position, as defined in FDS’ personnel policies), as of the date hereof or at any time hereafter, to leave his or her employment with FDS or its Affiliates or in any way interfere with the employment relationship between FDS or its Affiliates and any of such employees, or (ii) hire or otherwise engage any individual who is an employee of FDS or any of its Affiliates (other than the Company or the Subsidiaries) with whom Purchaser has had contact during the course of pursuing the transactions contemplated by this Agreement; provided, however, that Purchaser and its Affiliates will not be precluded from soliciting or hiring any person (x) who responds to any general solicitation or advertisement (including any recruitment efforts conducted by any recruitment agency, provided that Purchaser or its Affiliates has not directed such recruitment efforts at such person), (y) who contacts Purchaser or any of its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from Purchaser or any of its Affiliates, other than any general solicitation or advertisement, or (z) whose employment with FDS and its Affiliates has been terminated by FDS and its Affiliates for at least six months.
          (b) FDS agrees that neither it nor any of its Affiliates (other than the Company or the Subsidiaries) will, until the end of the two-year period immediately following the Closing Date, without the prior written consent of Purchaser, solicit any individual who is an employee of the Company or the Subsidiaries at or above the level of a “Buyer” (or similar position, as defined in the personnel policies of the Company and the Subsidiaries), as of the date hereof or at any time hereafter, to leave his or her employment with the Company or the Subsidiaries or in any way interfere with the employment relationship between the Company or the Subsidiaries and any of such employees; provided, however, that FDS and its Affiliates will not be precluded from soliciting or hiring any person (x) who responds to any general solicitation or advertisement (including any recruitment efforts conducted by any recruitment agency, provided that FDS or its Affiliates has not directed such recruitment efforts at such person), (y) who contacts FDS or any of its Affiliates (other than the Company or the Subsidiaries) on his or her own initiative without any direct or indirect solicitation or encouragement from FDS or any of its Affiliates, other than any general solicitation or advertisement, or (z) whose employment with Purchaser and its Affiliates has been terminated by Purchaser and its Affiliates for at least six months.

     5.12 Termination of Certain Intercompany Accounts. Except for obligations arising under the Contracts set forth on Schedule 5.12, effective at or prior to the Closing, the Sellers shall, and shall cause their Affiliates (including the Company and the Subsidiaries) to, release, cancel and terminate all intercompany receivables, payables, loans and other accounts, including all accruals of liabilities owed of whatever kind and however characterized in the financial statements of the Company ands its Subsidiaries, among the Sellers and their Affiliates (other than the Company and the Subsidiaries) on the one hand, and the Company and the Subsidiaries, on the other hand (“Intercompany Accounts”).
     5.13 Receipts Attributable to Pre-Closing Period. All cash (other than Drawer Cash) received by the Company and the Subsidiaries in connection with the conduct of the businesses of the Company and the Subsidiaries prior to and through the Closing Date, including cash receipts from sales transactions and payments actually received on receivables prior to and through the Closing Date (collectively, “Seller’s Cash”), shall be received and held by the Company and the Subsidiaries for the account of FDS and shall be remitted to FDS as promptly as practicable. FDS shall cause the Drawer Cash to remain in each of the stores operated by the Company or any Subsidiary at the Closing.
     5.14 Letters of Credit. With respect to those letters of credit issued on behalf of the Sellers, the Company or the Subsidiaries that relate to the business of the Company and the Subsidiaries and are set forth on Schedule 5.14 (as Schedule 5.14 shall be updated two (2) Business Days prior to the Closing) (the “LCs”), Purchaser shall, at the Closing, either (a) provide back-up letters of credit from a bank or banks, and upon terms, acceptable to FDS, or (b) replace or provide other collateral acceptable to the applicable beneficiary and obtain the full and unconditional discharge and release of the issuer of such letters of credit from its obligations in respect thereof, effective as of the Closing. Purchaser shall indemnify, defend and save and hold harmless such issuer, FDS and its Affiliates (other than the Company and the Subsidiaries) from and against any Liability (whether or not requiring a monetary payment), loss, cost or expense resulting from or relating to any LCs (including any costs of collection).
     5.15 Further Assurances.
          (a) FDS (and so long as DBI is an Affiliate of FDS, DBI) shall execute and deliver or cause to be executed and delivered to Purchaser such further instruments of transfer, assignment and conveyance and shall take or cause to be taken such other action as Purchaser reasonably may require to more effectively implement and carry into effect the transactions contemplated by this Agreement.
          (b) Purchaser shall execute and deliver or cause to be executed and delivered to Sellers such further instruments of transfer, assignment and conveyance and shall take or cause to be taken such other action as Sellers reasonably may require to more effectively implement and carry into effect the transactions contemplated by this Agreement.
     5.16 Confidentiality. From the date hereof and through and after the Closing, each Seller will keep confidential and cause their respective Affiliates to keep confidential all non-public information relating to the Company and the Subsidiaries (including information obtained pursuant to the Transition Services Agreement), except for disclosures required by applicable Law, administrative process or applicable stock exchange rules and regulations (including disclosures required in Tax Returns or in required filings with Governmental Entities or self-regulatory organizations), provided that the applicable Seller shall provide Purchaser with reasonable notice of any required disclosure, to the extent practicable, and shall reasonably cooperate, at Purchaser’s expense, with any reasonable efforts of Purchaser to maintain the confidentiality of such information.
     5.17 List of Company Employees. FDS shall, not later than five Business Days prior to Closing, provide to Purchaser a true, correct and complete list of the Company Employees (determined as of the date of the list), which specifies each Company Employee’s name, job title or job description, annualized salary or base hourly wage rate, accrued vacation, paid leave, bonus opportunity for the 2006 calendar year, the Seller Employee Plans in which such Person participates, work location, employer, date of hire and current work or leave status.
     5.18 Shared Risk Matters.
          (a) Following the Closing, Purchaser, the Company and its Subsidiaries shall have exclusive authority and control over any investigation, analysis, response, defense, settlement or other resolution of any Shared Risk Matter, and may settle or otherwise resolve any Shared Risk Matter without the consent of FDS; provided, however, that Purchaser shall, and shall cause the Company and its Subsidiaries to, act in good faith and in a commercially reasonable manner with respect to any such investigation, analysis, response, defense, settlement or other resolution of any Shared Risk Matter. Without limiting the generality or effect of the proviso to the immediately preceding sentence, Purchaser shall, and shall cause the Company and its Subsidiaries to, use at least the same level of efforts to avoid the assertion of any claims or demands and to minimize the Shared Risk Cost incurred in connection with any Shared Risk Matter (including by pursuing any recoveries in respect thereof that may be available from third parties) as it or they would use absent the provisions of Section 5.18(c); provided that the provisions of this Section 5.18(a) shall not prohibit the Purchaser from seeking Consents in accordance with Section 5.10.
          (b) Purchaser will, and will cause the Company and the Subsidiaries to, (i) permit FDS and its representatives to have reasonable access at reasonable times to the properties, books and records of Purchaser, the Company and the Subsidiaries, and (ii) provide FDS and its representatives with access to such information and documents in the possession or subject to the control of Purchaser, the Company or the Subsidiaries as FDS may reasonably request, in each case for the purpose of informing FDS with respect to the matters contemplated by this Section 5.18, including the propriety of any amounts invoiced to FDS pursuant to Section 5.18(c). All information provided or obtained pursuant to the foregoing shall be held by FDS in accordance with the provisions of Section 5.16.
          (c) In connection with the incurrence by the Company or any Subsidiary of any Shared Risk Cost, Purchaser may deliver to FDS (not more frequently than quarterly) an invoice for an amount equal to 50% of such Shared Risk Cost. Any such invoice shall set forth in reasonable detail the nature and amount of the Shared Risk Cost so incurred and shall be accompanied by substantiating documentation in reasonable detail. Subject to Section 5.18(d)

and Section 5.18(e), FDS shall pay all amounts reflected in such invoice as being due from FDS to Purchaser within 30 days after receipt of such invoice.
          (d) In the event that FDS in good faith disputes an invoice submitted by Purchaser, the parties will attempt to resolve such dispute through discussions between executives of the parties (or such executives’ designees). If such dispute is not resolved within sixty (60) days, either party may bring an action in accordance with Section 10.11 to resolve the dispute.
          (e) Notwithstanding anything to the contrary expressed or implied in this Agreement or otherwise, FDS’s obligations under this Section 5.18 or otherwise in respect of Shared Risk Matters shall not exceed $10 million in the aggregate; provided that nothing contained in this Section 5.18(e) will relieve FDS from any liability for fraud.
          (f) The obligations of FDS under this Section 5.18 shall constitute the exclusive remedy of Purchaser, the Company, the Subsidiaries and their respective officers, directors, and Affiliates with respect to any Shared Risk Matter and any consequences thereof, and each of such Persons shall be deemed to waive, from and after the Closing, all other claims, causes of action, rights and remedies pursuant to this Agreement, any Laws or otherwise that any of them might otherwise have against FDS, its subsidiaries, and their respective officers, directors, and Affiliates with respect to any Shared Risk Matter; provided, however, that nothing contained in this sentence will relieve any Person from any liability for fraud.
     5.19 Non-Competition.
          (a) For a period of five years following the Closing, no member of the DBI Group (as defined in the Marketing Agreement) shall, directly or through any Person, engage in the business of selling or renting Men’s Formalwear Merchandise (as defined in the Marketing Agreement) (the “DBI Restricted Business”) in any county (or similar political subdivision in states, such as Louisiana, that do not have counties) in which the Company and the Subsidiaries are engaged in the DBI Restricted Business as of the Closing Date or within 25 miles of the location of any store operated by the Company, DBI, POB or any of DBI’s direct or indirect subsidiaries on the Closing Date (the “Territory”) in the Territory or on the Internet or, except on behalf of the TMW Group (as defined in the Marketing Agreement), advertise Men’s Formalwear Merchandise for sale or rental in the Territory or on the Internet. Notwithstanding the foregoing, any member of the DBI Group may, without violating this Section 5.19: (i) own a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in the DBI Restricted Business, if such capital stock is a security actively traded on an established national securities exchange or quoted on the Nasdaq national market, or (ii) acquire or enter into another business combination with another Person (a “DBI Acquired Business”) the operations of which would otherwise contravene this Section 5.19 (the “DBI Competing Operations”) if the DBI Competing Operations do not contribute more than 10% of the revenues of the DBI Acquired Business for the 12-month period ending at the time of such transaction and DBI discontinues or divests itself of such DBI Competing Operations within one year of the date of the acquisition of such DBI Acquired Business.

          (b) DBI, on behalf of itself and all members of the DBI Group, acknowledges that a remedy at law for any breach or attempted breach of this Section 5.19 will be inadequate and further agree that any breach of this Section 5.19 will result in irreparable harm to Purchaser and Purchaser shall, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. DBI acknowledges that this covenant not to compete is being provided as an inducement to Purchaser to enter into this Agreement and that this Section 5.19 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser. Whenever possible, each provision of this Section 5.19 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 5.19 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 5.19. If any provision of this Section 5.19 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 5.19 but shall be confined in its operation to the provision of this Section 5.19 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 5.19 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.
          (c) For a period of five years following the Closing, no member of the TMW Group (as defined in the Marketing Agreement) shall, directly or indirectly through any Person, engage in the business of selling Bridal Merchandise (as such term is defined in the Marketing Agreement) in the Territory or on the Internet or advertise Bridal Merchandise for sale in the Territory or on the Internet. Notwithstanding the foregoing, any member of the TMW Group may, without violating this Section 5.19: (i) own a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in the business of selling Bridal Merchandise, if such capital stock is a security actively traded on an established national securities exchange or quoted on the Nasdaq National Market, or (ii) acquire or enter into another business combination with another Person (an “After Hours Acquired Business”) the operations of which would otherwise contravene this Section 5.19 (the “After Hours Competing Operations”) if the After Hours Competing Operations do not contribute more than 10% of the revenues of the After Hours Acquired Business for the 12-month period ending at the time of such transaction and the Purchaser, the Company or the Subsidiary, as the case may be, discontinues or divests itself of such After Hours Competing Operations within one year of the date of the acquisition of such After Hours Acquired Business.
          (d) Purchaser acknowledges that a remedy at law for any breach or attempted breach of this Section 5.19 will be inadequate and further agree that any breach of this Section 5.19 will result in irreparable harm to DBI and DBI shall, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Purchaser acknowledges that this covenant not to compete is being provided as an inducement to DBI to enter into this Agreement and that this Section 5.19 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of DBI. Whenever possible, each provision of this Section 5.19 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 5.19 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 5.19. If any provision of this Section 5.19 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 5.19 but shall be confined in its operation to the provision of this Section 5.19 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 5.19 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.
          (e) Notwithstanding anything to the contrary herein, (i) the provisions of this Section 5.19 shall not restrict the ability of any party hereto to engage in the business of selling gifts for male wedding party members; (ii) notwithstanding anything to the contrary herein, Purchaser may, through its “K&G Fashion Superstore” stores and any related website, engage in the business of selling of women’s and girl’s dresses and accessories and incidentals that may be purchased as gifts for a female wedding attendant, provided that they are not marketed as wedding, bridesmaid or prom dresses (for the avoidance of doubt, these dresses may be marketed as “Easter” or “Sunday” dresses) or wedding-related gifts; and (iii) for the avoidance of doubt, the restrictions set forth in this Section 5.19 shall not apply to (A) any portfolio company of Leonard Green & Partners, L.P., Green Equity Investors IV, L.P. or any of their Affiliates that is not a direct or indirect subsidiary of DBP Holding Corporation, a Delaware corporation (“DBP Holding”), (B) any non-affiliated third-party acquiror of DBP Holding or any operations of such acquirer that are not held, directly or through direct or indirect subsidiaries, by DBP Holding, or (C) any non-affiliated third-party acquiror of Purchaser or any operations of such acquirer that are not held, directly or through direct or indirect subsidiaries, by Purchaser.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions to the Obligations of Sellers and Purchaser. In addition to fulfillment of the delivery requirements at Closing set forth in Section 1.4 (other than documents and instruments to be delivered pursuant to Section 1.4(h)), in the case of Sellers’ obligations, and 1.5 (other than documents and instruments to be delivered pursuant to Section 1.5(o)), in the case of Purchaser’s obligations, the obligations of Sellers and Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by FDS and Purchaser on or prior to the Closing Date of each of the following conditions:
          (a) The waiting period under the HSR Act shall have been terminated or expired.
          (b) No Governmental Order shall have been entered and remain in effect which would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement.

     6.2 Additional Conditions to the Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:
          (a) Each of the representations and warranties of Sellers contained in this Agreement (i) which is qualified by Material Adverse Effect shall be true and correct and (ii) which is not qualified by Material Adverse Effect shall be true and correct (disregarding for this purpose any references therein to “material” or “materially”), except for any failure to be true and correct that would not reasonably be expected to have a Material Adverse Effect, in each case, as of the Closing Date with the same effect as though those representations and warranties had been made on and as of the Closing Date (or, in the case of any representation or warranty that is made as of a specified date, on and as of such specified date).
          (b) Each Seller shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing.
          (c) FDS shall have delivered to Purchaser a certificate, dated the Closing Date and signed by a senior executive officer of FDS, given by him on behalf of FDS and not in his or her individual capacity, as to the fulfillment of the conditions set forth in Sections 6.2(a) and (b).
     6.3 Additional Conditions to the Obligation of Sellers. The obligation of Sellers to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver by FDS on or prior to the Closing Date of each of the following conditions:
          (a) Each of the representations and warranties of Purchaser contained in this Agreement (i) which is qualified by materiality shall be true and correct and (ii) which is not qualified by materiality shall be true and correct in all material respects, in each case, as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date (or, in the case of any representation or warranty that is made as of a specified date, on and as of such specified date), with such exceptions as would not impair the ability of Purchaser to fulfill each of its obligations under this Agreement.
          (b) Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by Purchaser at or before the Closing.
          (c) Purchaser shall have delivered to FDS a certificate, dated the Closing Date and signed by a senior executive officer of Purchaser, given by him on behalf of Purchaser and not in his or her individual capacity, as to the fulfillment of the conditions set forth in Sections 6.3(a) and (b).
     6.4 Frustration of Closing Conditions. Neither Purchaser nor Sellers may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement, including Section 5.2.
ARTICLE VII
INDEMNIFICATION
     7.1 Survival.
          (a) The representations and warranties contained in Sections 2.4 (Ownership of Shares), 3.2(a) and (b) (Capitalization) and 3.12(f) (Real Property) shall survive the Closing indefinitely.
          (b) The other representations and warranties of the parties hereto contained in this Agreement shall survive until the eighteen-month anniversary of the Closing.
          (c) The covenants and agreements of the parties hereto contained in this Agreement shall survive in accordance with their respective terms.
     7.2 Indemnification of Purchaser by FDS and DBI.
          (a) From and after the Closing Date, FDS shall indemnify and save and hold harmless Purchaser and its subsidiaries and their respective officers, directors and Affiliates (collectively, the "Purchaser Indemnified Parties”) from and against any Covered Losses suffered by any such Purchaser Indemnified Parties resulting from or arising out of: (i) any breach of any representation or warranty of Sellers referenced in Section 7.1(a), (ii) any nonfulfillment or breach of any covenant or agreement made by Sellers in this Agreement (other than any obligation of DBI under Section 5.19), (iii) any Seller Employee Plan Liabilities, and (iv) any excess of the actual Closing Date Adjustment Amount over the estimated Closing Date Adjustment Amount set forth in the Closing Date Adjustment Amount Certificate.
          (b) From and after the Closing Date, DBI shall indemnify and save and hold harmless the Purchaser Indemnified Parties from and against any Covered Losses suffered by any such Purchaser Indemnified Parties resulting from or arising out of any nonfulfillment or breach of DBI’s obligations under Section 5.19.
          (c) Any indemnification of a Purchaser Indemnified Party pursuant to this Section 7.2 shall be effected by wire transfer or transfers of immediately available funds from FDS or DBI, as the case may be, to an account designated in writing by the applicable Purchaser Indemnified Party to FDS or DBI within 15 days after the final determination thereof.
     7.3 Indemnification of FDS by Purchaser.
          (a) From and after the Closing Date, Purchaser shall indemnify and save and hold harmless FDS and its subsidiaries and their respective officers, directors and Affiliates (collectively, the "Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any breach of any representation or warranty of Purchaser referenced in Section 7.1(b); (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement; (iii) the conduct by Purchaser, the Company and the Subsidiaries of their businesses after the Closing Date; and (iv) any liabilities or obligations arising under any Company Employee Plans except with respect to Shared Risk Costs to be borne by Sellers; and (iv) any shortfall of the actual Closing Date Adjustment Amount below the estimated Closing Date Adjustment Amount set forth in the Closing Date Adjustment Amount Certificate.
          (b) The Seller Indemnified Parties shall not be entitled to assert any indemnification in accordance with clause (i) of Section 7.3(a) after the expiration of the applicable survival period with respect to breaches of the representations and warranties of Purchaser referenced in Section 7.1(b); provided that if on or prior to the expiration of the survival period, a notice of claim shall have been given to Purchaser pursuant to Section 7.4 hereof for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VII.
          (c) Any indemnification of a Seller Indemnified Party pursuant to this Section 7.3 shall be effected by wire transfer or transfers of immediately available funds from Purchaser to an account designated by the applicable Seller Indemnified Party to Purchaser within 15 days after the final determination thereof.
     7.4 Procedures Relating to Indemnification.
          (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article VII in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a "Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, within ten Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.
          (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest between the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnifying party may pay, settle or compromise a Third-Party Claim with the written consent of the indemnified party, so long as such settlement includes (A) an unconditional release of the indemnified party from all liability in respect of such Third-Party Claim, (B) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.
     7.5 Limitations on Indemnification. No indemnified party shall be entitled to recover from an indemnifying party more than once with respect to the same Covered Losses.
     7.6 Liability for Taxes and Related Matters.
          (a) FDS shall be liable for and indemnify Purchaser for (i) all Taxes that are imposed with respect to the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be liable, for any Pre-Closing Tax Period, including, without limitation, any and all Taxes relating to the income, business, activities, operations, property or assets of the Company or any Subsidiary with respect to any Pre-Closing Tax Period and any such Taxes for which the Company or any Subsidiary is or may be or become severally liable under Treasury Regulation Section 1.1502-6 or 1.1502-78(b)(2) (or any similar provision under any applicable foreign, state or local law); provided, that FDS shall be obligated to make payments to Purchaser pursuant to this Section 7.6(a)(i) only to the extent that the cumulative amount that would otherwise be payable by FDS pursuant to this Section 7.6(a)(i) (notwithstanding this proviso) exceeds the cumulative amount of the accruals and reserves for Taxes reflected in the AH Financial Statements, as adjusted for such accruals or reserves arising in the ordinary course of business consistent with past practices after the date thereof, (ii) any and all Taxes resulting from a breach of the provisions of Section 3.7, and (iii) liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax for which FDS is liable pursuant to (i) or (ii) above, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any Tax, and any liability as transferee. The indemnification obligations of FDS contained in this Section 7.6(a) shall survive until 60 days after the expiration of the applicable statute of limitations, including any extensions thereof (provided, however, that the representations and warranties set forth in Section 3.7 shall only survive until the 18-month anniversary of the Closing, and Purchaser shall not be entitled to assert any claim for indemnification pursuant to clause (i) of the first sentence of this Section

7.6(a) after the expiration of such survival period; provided further, however, that if, on or prior to such expiration of the survival period, a notice of an indemnification claim under such clause shall have been given to FDS, then Purchaser shall continue to have the right to be indemnified with respect of such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved), and are separate from the FDS’ other obligations in this Article VII and are not subject to the limitations on the amount of indemnification otherwise contained in this Agreement. Purchaser shall be liable for and indemnify FDS for (x) all Taxes that are imposed with respect to the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be liable for all Taxes with respect to any Post-Closing Tax Period and (y) any and all liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (x) above.
          (b) For purposes of Section 7.6(a), whenever it is necessary to determine the liability for Income Taxes of the Company and any Subsidiary for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company or any such Subsidiary for the Pre-Closing Tax Period shall be determined by assuming that the Company and each Subsidiary had a taxable year or period which ended as of and including the Closing Date, except that Taxes, exemptions, allowances or deductions that are calculated on an annual basis, such as real or personal property Taxes and the deduction for depreciation, shall be apportioned on a pro rata basis.
          (c) FDS shall prepare and timely file or shall cause to be prepared and timely filed all Income Tax Returns by or with respect to the Company or any Subsidiary for any Pre-Closing Tax Period (but not including any Tax Return for a Straddle Tax Period) and shall pay or shall cause to be paid any Taxes with respect to such Tax Returns. FDS shall provide to Purchaser drafts of all Tax Returns prepared pursuant to this Section 7.6(c), together with appropriate supporting information and schedules, at least 30 calendar days prior to the due date for the filing of such Tax Returns (including extensions) or such shorter period as is necessary to allow for the timely filing of any such Tax Return. At least 15 calendar days prior to the due date for the filing of such Tax Returns (including extensions), Purchaser shall notify FDS of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) Purchaser may have to any items set forth on such draft Tax Returns (a “Dispute Notice”). FDS and Purchaser agree to consult and resolve in good faith any such objection. In the case of each Tax Return described in this Section 7.6(c), unless Purchaser has timely delivered a Dispute Notice, Purchaser shall file such Tax Return as prepared by FDS. If Purchaser submits a Dispute Notice and FDS and Purchaser cannot resolve any such objection, the matter shall be referred to a nationally-recognized accounting firm, which shall resolve any disputed item within 30 days of having the item referred to them pursuant to such procedures as it may require. The costs, fees and expenses of such accounting firm shall be borne equally by FDS and Purchaser. The resolution of any dispute by the accounting firm shall be binding on the parties hereto, and FDS and Purchaser agree to act in accordance with the decision of the accounting firm in the preparation, filing and audit of any Tax Return.
          (d) Purchaser shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that are required to be filed by or with respect to the Company or any Subsidiary for which FDS is not responsible pursuant to Section 7.6(c). On the Closing

Date, FDS shall provide to Purchaser a list of all Tax Returns for any Pre-Closing Tax Period that Purchaser shall be required to prepare and timely file pursuant to the preceding sentence. Purchaser shall provide to FDS drafts of all Income Tax Returns that reflect any Straddle Tax Period and a statement indicating the amount of Income Tax shown on such Income Tax Return that is allocable to FDS pursuant to Section 7.6(a), together with appropriate supporting information and schedules, at least 30 calendar days prior to the due date for the filing of such Income Tax Returns (including extensions) or such shorter period as is necessary to allow for the timely filing of any such Income Tax Return. At least 15 calendar days prior to the due date for the filing of such Income Tax Returns (including extensions), FDS shall deliver any Dispute Notice to Purchaser. Purchaser and FDS agree to consult and resolve in good faith any such objection. In the case of each Tax Return described in this Section 7.6(d), unless FDS has timely delivered a Dispute Notice, not later than 5 calendars days before the due date for payment of Taxes with respect to such Tax Return, FDS shall pay to Purchaser an amount equal to the total amount of Taxes reflected on the Tax Return which are the responsibility of FDS (net of any payments made prior to the Closing Date in respect of such Taxes, whether as estimated Taxes or otherwise), and Purchaser shall (i) file such Tax Returns as prepared by Purchaser and (ii) pay to the appropriate Governmental Entity (A) any such amount paid to Purchaser by FDS and (B) an amount equal to the sum of the accruals and reserves for sales and payroll Taxes reflected in the AH Financial Statements, as adjusted for such accruals or reserves arising in the ordinary course of business consistent with past practices after the date thereof (net of any payments made prior to the Closing Date in respect of such Taxes, whether as estimated Taxes or otherwise). The amount of Taxes shown to be due on any Tax Return filed in accordance with this Section 7.6(d) shall be final and binding upon the parties hereto, subject to any adjustment resulting from Tax contests. If FDS submits a Dispute Notice and Purchaser and FDS cannot resolve any such objection, the matter shall be referred to a nationally-recognized accounting firm, which shall resolve any disputed item within 30 days of having the item referred to them pursuant to such procedures as it may require. The costs, fees and expenses of such accounting firm shall be borne equally by Purchaser and FDS. The resolution of any dispute by the accounting firm shall be binding on the parties hereto, and Purchaser and FDS agree to act in accordance with the decision of the accounting firm in the preparation, filing and audit of any Tax Return.
          (e) Purchaser shall promptly notify FDS in writing upon receipt by Purchaser, the Company or any Subsidiary of notice of any pending or threatened Income Tax or franchise tax audits or assessments which may affect the tax liabilities of the Company or any Subsidiary for which FDS would be required to indemnify Purchaser pursuant to Section 7.6(a). FDS shall have the right to represent the Company’s or any Subsidiary’s interests in any such tax audit or administrative or court proceeding relating to any Pre-Closing Tax Period at its expense. Purchaser shall be entitled to attend and participate in any such proceeding at their sole cost and expense. If FDS elects to control the conduct of any Income Tax or franchise tax audit pursuant to this Section 7.6(e), then FDS may not settle, dispose or otherwise compromise any such proceeding that would affect the tax liability of the Company or any Subsidiary for any Post-Closing Tax Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall have the right to control any proceeding which FDS does not elect to control under this Section 7.6(e), or with respect to which FDS does not meet the requirements of this Section 7.6(e).

          (f) After the Closing Date, each of FDS and Purchaser shall (i) assist and cause their respective Affiliates to assist the other party in preparing any Tax Returns that such other party is responsible for preparing and filing in accordance with this Section 7.6, (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or the Subsidiaries, (iii) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to the Taxes of the Company or the Subsidiaries, (iv) provide timely written notice to the other party of any pending or threatened Tax audits or assessment of the Company or the Subsidiaries for taxable periods for which the other party may have a liability under this Section 7.6, and (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
          (g) The obligations of the parties set forth in this Section 7.6 shall be unconditional and absolute and shall remain in effect until 60 days after the expiration of the statute of limitations, including any extensions thereof, with respect to any particular Taxes that may be subject to indemnification under Section 7.6(a).
          (h) FDS shall, and shall cause its Affiliates to, take appropriate action to terminate all tax sharing agreements and arrangements between the Company and/or the Subsidiaries, on the one hand, and FDS and its Affiliates (other than those agreements and arrangements entered into only between the Company and the Subsidiaries), on the other hand, as of the Closing Date with respect to all taxable periods, past, current and future, and from and after the Closing Date, the Company and the Subsidiaries shall have no further liabilities under any such agreements or arrangements, and any such agreements or arrangements shall have no further force or effect for any taxable period (whether past, current or future).
          (i) In the event of a conflict between any of the provisions of this Section 7.6 and any other provision of this Agreement, the provisions of this Section 7.6 shall control.
          (j) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by FDS, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, FDS will cooperate with Purchaser in the preparation of any such Tax Returns and other documentation and, if required by applicable Law, FDS will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. At least 15 calendar days prior to the due date for the filing of any such Tax Return (including extensions), Purchaser shall deliver a draft of any such Tax Return and other documentation to FDS for its review and comment. Purchaser and FDS agree to consult and resolve in good faith any such objection to any such Tax Return and other documentation.
     7.7 Exclusive Remedy. This Article VII shall be the exclusive remedy of the parties hereto following the Closing for any breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except for (i) any fraudulent breach or (ii) as otherwise provided in this Agreement (including Section 5.18 and Section 5.19).

     7.8 Adjustments to Purchase Price. Any payments made pursuant to Section 5.18, Section 7.2, Section 7.3 and Section 7.6(a) shall be treated as adjustments to the Purchase Price.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) By mutual written consent of the parties hereto;
          (b) By FDS or Purchaser, by written notice to the other party, if the Closing shall not have occurred by April 1, 2007, unless such date is extended by the mutual written consent of the parties hereto; provided, no party may terminate this Agreement pursuant to this Section 8.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date; provided further, that, assuming that the other party is in compliance with its obligations set forth in Section 5.2, neither party shall be allowed to terminate this Agreement on or after the date set forth in this paragraph (b) (i) for so long as the parties are continuing to attempt to obtain all necessary Consents and Permits from the applicable Governmental Entity under the HSR Act or (ii) until any private entity claims asserted under any antitrust, competition or trade regulation Law have been fully litigated to conclusion and any and all desired appeals have been exhausted; provided such period shall not exceed sixty (60) days.
          (c) By Purchaser, by written notice to FDS, if the Sellers have (and Purchaser shall not have) failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by them prior to the time of such termination such that, if not cured, any condition of Purchaser to effect the transactions contemplated by this Agreement as set forth in Article VI would not be satisfied, and such failure shall not have been cured within thirty (30) days following written notice of such failure;
          (d) By FDS, by written notice to Purchaser, if Purchaser has (and Sellers shall not have) failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by them prior to the time of such termination such that, if not cured, any condition of Sellers to effect the transactions contemplated by this Agreement as set forth in Article VI would not be satisfied, and such failure shall not have been cured within thirty (30) days following written notice of such failure; and
          (e) By either Purchaser or FDS, by written notice to the other party, if (i) a Governmental Order shall have been issued by a Governmental Entity in the United States permanently restraining, enjoining or otherwise prohibiting the Closing, and such Governmental Order shall have become final and nonappealable, or (ii) any Law shall have been enacted by any Governmental Entity in the United States after the date hereof which prohibits the consummation of the Closing.

     8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1 (Termination), this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, stockholders or Affiliates; provided, however, that the agreements contained in Sections 5.5 (Publicity), Article X (General Provisions), the Confidentiality Agreement and this Section 8.2 shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any willful or intentional breach of this Agreement prior to the time of such termination. If the transactions contemplated by this Agreement are terminated as provided herein:
     (i) as soon as reasonably practicable upon FDS’s written request, except as required by law, Purchaser will, and will cause its Affiliates and agents to, (x) destroy or return to FDS ( as elected by FDS) all documents and other materials received from FDS, its Affiliates or its agents, together with all copies thereof, and (y) destroy all materials developed or prepared from any such documents or other materials and Purchaser and Purchaser will confirm in writing to FDS such destruction; and
     (ii) all confidential information received by Purchaser with respect to FDS and its Affiliates (including the Company and the Subsidiaries) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
ARTICLE IX
DEFINITIONS
     9.1 Definition of Certain Terms. The terms defined in this Article IX, whenever used in this Agreement (including in the Schedules of the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated, and the words “hereof” and “hereunder” will be deemed to refer to this Agreement as a whole and not to any particular provision. The words “includes” and “including” will be deemed to be followed by the words “without limitation” whenever used.
          Affiliate: with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
          After Hours Acquired Business: the meaning set forth in Section 5.19(c).

          After Hours Competing Operations: the meaning set forth in Section 5.19(c).
          Agreement: the meaning set forth in the preamble.
          AH Financial Statements: the meaning set forth in Section 3.4(b).
          Audited Bridal Group Financial Statements: the meaning set forth in Section 3.4(a).
          Bridal Group Financial Statements: the meaning set forth in Section 3.4(a).
          Business Day: means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.
          CERCLA: the meaning set forth in Section 3.15(a).
          Claims Releases: means, collectively, the releases of claims to be delivered pursuant to Section 1.5(k) and Section 1.5(l).
          Closing: the meaning set forth in Section 1.3.
          Closing Date: the meaning set forth in Section 1.3.
          Closing Date Adjustment Amount: means the sum of (i) the aggregate amount of the outstanding principal of, and accrued and unpaid interest on, all (A) indebtedness and obligations of the Company or the Subsidiaries for borrowed money, and (B) indebtedness and obligations of the Company or the Subsidiaries evidenced by bonds, debentures, notes or similar instruments, in each case as of the Closing, (ii) the aggregate amount of deposits and prepayments received by the Company or the Subsidiaries from customers prior to the Closing in respect of formalwear rental obligations to be satisfied after the Closing and any other amounts that, as of the Closing, are reflected as deferred revenue in the books and records of account of the Company and the Subsidiaries (as maintained in the ordinary course of business consistent with past practice), (iii) the sum of the accruals and reserves for sales and payroll Taxes reflected in the AH Financial Statements, as adjusted for such accruals or reserves arising in the ordinary course of business consistent with past practices after the date thereof (net of any payments made prior to the Closing Date in respect of such Taxes, whether as estimated Taxes or otherwise), and (iv) the aggregate amount of cash that has been withheld from Company Employees’ pay for employee 401(k) contributions and employee contributions for group health plan coverage and that has not been paid over to the relevant employee benefit plans prior to the Closing Date.
          Closing Date Adjustment Amount Certificate: a certificate of an officer of FDS given by him on behalf of FDS and not in his individual capacity, certifying as to Seller’s good faith estimate of the aggregate amount (and components thereof) of the Closing Date Adjustment Amount.
          Code: the Internal Revenue Code of 1986, as amended.
          Company: the meaning set forth in the recitals.

          Company Employee Plan: the meaning set forth in Section 3.10(b).
          Company Employees: all Persons who are employees of any of the Company or the Subsidiaries (including Persons on vacation, temporary layoff, approved leave of absence, sick leave, family medical leave under the Family and Medical Leave Act, or short-term disability leave or on long-term disability leave).
          Company Properties: means the properties owned or operated by the Company or any of its Subsidiaries.
          Confidentiality Agreement: the meaning set forth in Section 5.3(a).
          Consent: any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person.
          Contract: any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.
          Covered Loss: any and all losses, liabilities (excluding contingent liabilities), claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out of pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), in each case that are due and payable, including any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind, or any Law, Contract, commitment or undertaking; provided, however, that Covered Loss excludes any loss or Liability having an aggregate value of less than $50,000 (provided that this $50,000 exclusion shall not apply to claims for indemnification (i) pursuant to Section 7.2(a)(i) in respect of breaches of the representations and warranties in Section 3.12(f), or (ii) pursuant to Section 7.2(a)(iii)), loss or Liability that has been accrued for or reserved against in the AH Financial Statements or in the ordinary course of business consistent with past practice after the date thereof (to the extent of such accrual or reserve), and any punitive, exemplary, consequential or similar damages (except to the extent an indemnified party is required to pay punitive, exemplary, consequential or similar damages to an unaffiliated third party in respect of a matter for which it is entitled to indemnification hereunder). The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of (i) any net escrow, indemnification or insurance proceeds received or receivable by the indemnified party on account of such Covered Loss, (ii) any Tax benefit realized by the indemnified party arising from the recognition of the Covered Loss, and (iii) any other payment received with respect to the Covered Loss. The indemnified party shall (A) seek full recovery from any third parties and under all insurance policies covering any Covered Loss and (B) use its reasonable best efforts to mitigate any actual or potential Covered Loss, in each case to the same extent as it would if such Covered Loss were not subject to indemnification pursuant to the terms of this Agreement. In the event any payment is made in respect of Covered Losses, the indemnifying party who made such payment shall be subrogated to the extent of such payment to any related rights of recovery of the indemnified party receiving such payment against any third party. In the event that an insurance or other recovery is made, or a Tax benefit is recognized, by the indemnified party with respect to any Covered Loss for which it has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery or benefit shall be made promptly to the indemnifying party that provided such indemnification to the indemnified party. For purposes of this Agreement, a Tax benefit shall be deemed to have been recognized by a Person at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return on which a reduction in Taxes results from such Covered Loss. Additionally, a Tax benefit associated with a Covered Loss that results from a “timing difference” that will reverse itself and that will not result in a net reduction in Taxes shall not constitute a Tax benefit for purposes of this Agreement. Further, in calculating whether or not there is a Tax benefit associated with a Covered Loss, the impact, if any, of any indemnification payment received by Purchaser with respect to such Covered Loss must be taken into account.
          Data Room: means that certain virtual data room relating to the transactions contemplated hereby established by FDS through Merrill DataSite, together with any physical data room maintained by FDS or its advisors relating to the transactions contemplated hereby (and to which Purchaser has been given access), as such data rooms existed on the Business Day immediately preceding the date of this Agreement.
          DBI: the meaning set forth in the preamble.
          DBI Acquired Business: the meaning set forth in Section 5.19(a).
          DBI Competing Operations: the meaning set forth in Section 5.19(a).
          DBI Entities: means DBI, each of its direct and indirect subsidiaries (other than the Company and the Subsidiaries), and Priscilla of Boston, Inc., a Delaware corporation.
          DBI Parties: the meaning set forth in Section 10.16.
          DBI Restricted Business: the meaning set forth in Section 5.19(a).
          DBP Holding: the meaning set forth in Section 5.19(e).
          Disclosure Letter: the meaning set forth in the first paragraph of Article III.
          Dispute Notice: the meaning set forth in Section 7.6(c).
          Drawer Cash: cash located at the stores operated by the Company and the Subsidiaries in the amount as is necessary to open the stores on the day of Closing, determined by reference to the historical practices of the Company and the Subsidiaries.
          Employee Plans: all employee welfare benefit plans and employee pension benefit plans, as such terms are defined in Sections 3(1) and 3(2) of ERISA (whether or not such plans are subject to ERISA), and all other benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive compensation plans, bonus plans or arrangements, stock ownership plans, stock option plans, stock purchase plans, stock award plans, phantom stock plans, golden parachute agreements, change of control agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, consulting contracts, retention incentive agreements, vacation policies or paid leave policies, disability plans, death benefit plans, medical plans, surgical plans, hospitalization plans, life insurance plans and other similar plans, agreements, arrangements or understandings that are maintained, administered or contributed to by the Sellers, the Company or any of the Subsidiaries and that cover any Company Employees.
          Environmental Conditions: any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, or Release of any Hazardous Substances.
          Environmental Law: any Law relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to Hazardous Substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any governmental entity, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any governmental entity. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, 42 U.S.C. § 9601 et seq., and any state, county, or local regulations similar thereto.
          Environmental Liabilities: any and all Liabilities or Legal Proceedings arising under any Environmental Law.
          EPCRS Filings: (a) the submission dated June 9, 2005, under the Voluntary Correction Program of the IRS Employee Plans Compliance Resolution System with respect to the After Hours FormalWear Profit Sharing Plan, (b) the clarification submission dated September 26, 2006, to the submission described in (a), and (c) the amendment dated September 29, 2006, to the submission described in (a).
          ERISA: means the Employee Retirement Income Security Act of 1974, as amended.
          ERISA Affiliate: the meaning set forth in Section 3.10(d).
          Excluded Third-Party Other Shared Cost Claims: the meaning set forth in Section 9.1 in the definition of Shared Risk Cost.
          Exclusivity Waiver Letters: the meaning set forth in Section 1.4(g).
          FDS: the meaning set forth in the preamble.
          Former Company Employees: all Persons who were employees of any of the Company or the Subsidiaries.

          GAAP: the meaning set forth in Section 3.4(a).
          General Enforceability Exceptions: the meaning set forth in Section 2.2.
          Governmental Entity: any U.S. domestic federal, state, provincial, local, municipal or other governmental judicial, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality or other body (whether temporary, preliminary or permanent).
          Governmental Order: any order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Entity.
          Hazardous Substance: any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum wastes and spills or Releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.
          HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          Income Tax: means any Taxes that are based upon or related to the net income, gross margin or gross receipts (other than sales Taxes) of the Company or the Subsidiaries.
          Intellectual Property: all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights and moral rights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.
          Intercompany Accounts: the meaning set forth in Section 5.12.
          IP Licenses: the meaning set forth in Section 3.13(a).
          Interim Bridal Group Financial Statements: the meaning set forth in Section 3.4(a).
          IRS: the United States Internal Revenue Service.

          IT Assets: computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
          Landlord Consent Objection Notice: a claim or demand asserted no later than six months after the Closing Date against the Company or any Subsidiary by a lessor of any of the Leased Real Property asserting that the Company or any Subsidiary which is a tenant of such Leased Real Property is in default under such lease on the ground that such lessor’s consent was required in connection with the consummation of the transactions contemplated hereby (other than in connection with a “radius restriction” provision described in the definition of Landlord Radius Restriction Notice).
          Landlord Radius Restriction Notice: a claim or demand asserted no later than six months after the Closing Date against the Company or any Subsidiary by a lessor of any of the Leased Real Property asserting that, as a result of the consummation of the transactions contemplated hereby (taking into account only those stores of Purchaser, the Company and its Subsidiaries in operation as of the date hereof), a Radius Restriction Provision in such lease has been violated, the result of which is a demand by the lessor for increased rental payments, the termination of the lease or damages, or that another consequence adverse to the lessee arising from or relating to the alleged violation of the Radius Restriction Provision in such Lease has been triggered.
          Laws: the meaning set forth in Section 3.9(a).
          LCs: the meaning set forth in Section 5.14.
          Leased Real Property: the meaning set forth in Section 3.12(c).
          Leases: the meaning set forth in Section 3.12(c).
          Legal Proceeding: any domestic judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), complaints, disputes, investigations, actions or governmental proceedings.
          Liability or Liabilities: any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.
          Lien: any mortgage, pledge, deed of trust, lien (including environmental and tax liens), hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, license, occupancy agreement, claim, title retention agreement, preferential arrangement, option, easement, covenant, encroachment or other adverse claim of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
          Marketing Agreement: the meaning set forth in Section 1.5(j).

          Material Adverse Effect: a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any conditions in the retail industry in general, including competition in any of the geographic areas in which the Company or Subsidiaries operate or developments or changes therein; (ii) any conditions in the United States general economy or the general economy in the geographic area in which the Company or Subsidiaries operate or developments or changes therein; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by Sellers with their covenants and agreements contained in this Agreement; (vi) the failure of the financial or operating performance of the Company or Subsidiaries to meet internal projections or budgets for any period prior to, on or after the date of this Agreement; (vii) any action taken or omitted to be taken by or at the request or with the consent of Purchaser; (viii) the announcement of this Agreement or the transactions contemplated hereby; or (ix) changes in any Laws or accounting principles.
          Material Contract: the meaning set forth in Section 3.14.
          Multiemployer Plan: a multiemployer plan, as such term is defined in sections 3(37) of ERISA, with respect to which a Seller or any ERISA Affiliate of a Seller may have any Liability.
          Net Purchase Price: the meaning set forth in Section 1.2(a).
          Organizational Documents: with respect to any corporation, its certificate of incorporation and by-laws (or equivalent organizational documents), and with respect to any other type of entity, its organizational documents.
          Owned Real Property: the meaning set forth in Section 3.12(a).
          Permits: the meaning set forth in Section 3.9(b).
          Permitted Liens: such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, or for which assessments or other charges (including Taxes) are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (i) statutory liens for Taxes, assessments or other governmental charges; (ii) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) any matters disclosed in title reports delivered or made available to Purchaser by Seller prior to the date of this Agreement, (v) Liens that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any real property location, (viii) any Laws affecting any real property location, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any real property location, (x) [intentionally omitted], (xi) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway or other matters which would be shown by a current, accurate survey or physical inspection of the real property; provided, that in the case of clauses (v) through (xi), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (xii) as to any Leased Real Property, any Lien affecting the interest of the lessor thereof, and (xiii) any landlord’s lien arising under contract or statute.
          Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.
          Post-Closing Tax Period: means any taxable period that begins after the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period.
          Pre-Closing Condition: the meaning set forth in Section 3.10(o).
          Pre-Closing Tax Period: means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.
          Priscilla: Priscilla of Boston, Inc., a Delaware corporation.
          Purchase: the meaning set forth in Section 1.1.
          Purchase Price: the meaning set forth in Section 1.2(a).
          Purchaser: the meaning set forth in the preamble.
          Purchaser Group Health Plan: the meaning set forth in Section 5.6(b).
          Purchaser Indemnified Parties: the meaning set forth in Section 7.2(a).
          Purchaser’s Knowledge: the actual knowledge of the respective Persons listed on Schedule 9.1(a), without any obligation of any inquiry.
          Radius Restriction Provision: means a provision commonly referred to as a “radius restriction” in a commercial real estate lease, which provides for increased rental payments or other consequences adverse to the lessee, in the event that a tenant or certain parties related to tenant operate a store engaged in a competing business within a specified geographic radius relative to the store operated by tenant on the leased premises.
          Registered: issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
          Release: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, or disposing into the environment.
          Scheduled Intellectual Property: the meaning set forth in Section 3.13(a).
          Securities: of any Person, means any shares of capital stock or other equity interests in, or securities of, such Person or any securities, rights or obligations convertible or exchangeable into or exercisable for any securities of such Person.
          Seller or Sellers: the meaning set forth in the preamble.
          Seller Employee Plan: the meaning set forth in Section 3.10(b).
          Seller Employee Plan Liabilities: all Liabilities and obligations arising under or relating to Seller Employee Plans or any other employee benefit plans sponsored or maintained by any ERISA Affiliate of the Company or the Subsidiaries, other than liabilities with respect to Shared Risk Matters.
          Seller Group Health Plan: the meaning set forth in Section 5.6(b).
          Seller Indemnified Parties: the meaning set forth in Section 7.3(a).
          Seller’s Cash: the meaning set forth in Section 5.13.
          Sellers’ Knowledge: the actual knowledge of the respective Persons listed on Schedule 9.1(b), without any obligation of any inquiry.
          Shared Risk Cost: means any out-of-pocket cost or expense actually and reasonably incurred by the Company or any Subsidiary in the course of investigating, analyzing, responding to, defending, settling or otherwise resolving any Shared Risk Matter; provided, however, that (i) any Shared Risk Cost incurred in connection with any Landlord Consent Objection Notice or any Landlord Radius Restriction Notice shall be calculated on a basis that takes into account only costs and expenses associated with the remaining current term of the applicable Lease (as of the Closing Date) without regard to any extension or renewal thereof, (ii) the amount of any Shared Risk Cost shall be calculated net of (A) any amount that has been accrued for or reserved against in the AH Financial Statements or in the ordinary course of business consistent with past practices after the date thereof in respect of the Shared Risk Matter giving rise to such Shared Risk Cost (to the extent of such accrual or reserve), and (B) any net escrow, indemnification, insurance or other proceeds received and any Tax benefit recognized, by Purchaser, the Company or any Subsidiary from a third party on account of the Shared Risk Matter, (iii) costs and expenses associated with any Third-Party Other Shared Cost Claim in respect of which the aggregate out-of-pocket costs and expenses actually and reasonably incurred by the Company or any Subsidiary do not exceed $50,000 (“Excluded Third-Party Other Shared Cost Claims”) shall not constitute Shared Risk Costs, and (iv) the first $500,000 of costs and expenses actually and reasonably incurred by the Company or any Subsidiary in respect of all Third-Party Other Shared Cost Claims (other than Excluded Third-Party Other Shared Cost Claims) in the aggregate (the “Shared Risk Deductible”) shall not constitute Shared Risk Costs. In the event that Purchaser, the Company or any Subsidiary receives any such proceeds or recognizes any such Tax benefit following the calculation of the Shared Risk Cost associated with the related Third-Party Other Shared Cost Claim, Purchaser shall promptly (x) recalculate for all purposes (including the determination of whether the related Third-Party Other Shared Cost Claim is an Excluded Third-Party Other Shared Cost Claim and the determination of the extent to which the Shared Risk Deductible has been satisfied) the amount of such Shared Risk Cost after giving effect to the receipt of such proceeds or the recognition of such Tax benefit, as the case may be, (y) notify FDS of such receipt or recognition and of such recalculation, in each case in reasonable detail, and (z) credit to FDS (in the case of related amounts not previously paid by FDS) or refund to FDS (in the case of related amounts previously paid by FDS) such amount as may be necessary to put each of Purchaser and FDS in the same economic position with respect to such related Third-Party Other Shared Cost Claim as it would have been had the Shared Risk Cost associated therewith originally been calculated in an amount equal to the recalculated amount thereof. For purposes of this Agreement, a Tax benefit shall be deemed to have been recognized by a Person at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return on which a reduction in Taxes results from such Shared Risk Matter. Additionally, a Tax benefit associated with a Shared Risk Matter that results from a “timing difference” that will reverse itself and that will not result in a net reduction of Taxes shall not constitute a Tax benefit for purposes of this Agreement. Further, in calculating whether or not there is a Tax benefit associated with a Shared Risk Matter, the impact, if any, of any indemnification payment received by Purchaser with respect to such Shared Risk Matter must be taken into account.
          Shared Risk Deductible: the meaning set forth in the Section 9.1 in the definition of Shared Risk Cost.
          Shared Risk Matter: means any Landlord Consent Objection Notice, any Landlord Radius Restriction Notice, any Third-Party Environmental Claim, any Third-Party 401(k) Correction Application Claim, any Third-Party Other Shared Cost Claim, any unpaid claim incurred prior to the Closing Date with respect to current Company Employees or Former Company Employee and their respective spouses and dependents under Seller Employee Plans that are group health plans and Third Party Litigation Claim.
          Shares: the meaning set forth in the recitals.
          Straddle Tax Period: means any taxable period that begins before the Closing Date and ends after the Closing Date.
          subsidiary: of any Person means another Person (other than a natural Person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such first Person or by one or more of the subsidiaries of such first Person or by such first Person and any one or more of the subsidiaries of such first Person.
          Subsidiary: the meaning set forth in Section 3.1.
          Supplemental Agreement: the meaning set forth in Section 1.4(c).
          Taxes: the meaning set forth in Section 3.7(u).
          Tax Return: the meaning set forth in Section 3.7(u).
          Territory: the meaning set forth in Section 5.19(a).
          Third-Party Claim: the meaning set forth in Section 7.4(a).
          Third-Party Environmental Claim: means a claim or demand (including governmental requirements) asserted no later than eighteen (18) months after the Closing Date against the Company or any Subsidiary by any Person (other than a party hereto or an Affiliate thereof) under or pursuant to any Environmental Law in effect as of the Closing or under common law, to the extent based upon events or circumstances that occurred or existed prior to the Closing.
          Third-Party 401(k) Correction Application Claim: means a claim or demand asserted prior to the expiration of the applicable statute of limitations against the Company or any Subsidiary by any Person (other than a party hereto or an Affiliate thereof) based upon or arising out of alleged or actual operational defects disclosed or referenced in the EPCRS Filings and the “IRS Compliance Program” document in the Data Room.
          Third-Party Litigation: means litigation (other than litigation under or based upon an alleged breach of any antitrust, competition or trade regulation Law) commenced no later than eighteen (18) months after the Closing Date against the Company or any Subsidiary by any Person (other than a party hereto or an Affiliate thereof) to the extent based upon events or circumstances that occurred or existed prior to the Closing Date.
          Third-Party Other Shared Cost Claim: means a claim or demand asserted no later than eighteen (18) months after the Closing Date against the Company or any Subsidiary by any Person (other than a party hereto or an Affiliate thereof) based upon or arising out of facts or circumstances that constitute a breach of any representation or warranty of Sellers (other than the representations and warranties set forth in Sections 2.4 (Ownership of Shares), 3.2(a) and (b) (Capitalization) and 3.7 (Tax Matters) contained in this Agreement (disregarding for this purpose any reference to (i) “material,” “materially,” or “Material Adverse Effect” contained in any such representation or warranty other than representations and warranties set forth in Section 3.6 (Absence of Changes), and the second sentence of Section 3.14 (Material Contacts) (and all references to “Material Contracts” herein shall continue to be deemed to be references to the Contracts described in such sentence) and (ii) Sellers’ Knowledge), other than any Landlord Consent Objection Notice, Landlord Radius Restriction Notice, Third-Party Environmental Claim, Third-Party 401(k) Correction Application Claim or Third-Party Litigation.

          Trade Secrets: means confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.
          Transition Services Agreement: means an agreement in substantially the form attached hereto as Exhibit E.
ARTICLE X
GENERAL PROVISIONS
     10.1 Expenses. Except as otherwise specifically provided in this Agreement, Sellers and Purchaser shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected; provided that Purchaser shall be responsible for all filing fees in connection with (i) the filings required by the HSR Act and (ii) any other filings with Governmental Entities; and provided further that FDS shall be responsible for all attorney’s and financial advisors’ fees of the Company and Subsidiaries incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.
     10.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to perform its obligations hereunder.
     10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax (followed by copy via certified or registered mail, postage prepaid, or by next day or overnight mail or delivery), as follows:

(a)	if to Sellers,

Federated Department Stores, Inc. 7 West Seventh Street Cincinnati, Ohio 45202 Fax: (513) 579-7354
	Attention:	Dennis Broderick Karen Hoguet

with a copy to:

Jones Day 2727 North Harwood Street Dallas, Texas 75201 Fax: (214) 969-5100 Attention: Mark E. Betzen

and

(b)	if to the Purchaser, The Men’s Wearhouse, Inc. 5803 Glenmont Drive Houston, Texas 77081 Facsimile: (713) 592-7060 Attention: Neill P. Davis

with a copy to:

Fulbright & Jaworski L.L.P. 1301 Mckinney Suite 5100 Houston TX 77010 Fax: (713) 651-5246 Attention: Michael W. Conlon
or, in each case, at such other address as may be specified in writing to the other parties hereto.
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.
     10.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     10.5 Assignment; Successors; Third-Party Beneficiaries. This Agreement shall not be assignable by any party hereto, whether by operation of law or otherwise, without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect; except that Purchaser may assign its right to purchase the Shares hereunder to a wholly-owned subsidiary of Purchaser without the prior written consent of the other parties hereto, but no such assignment will relieve Purchaser of any of its obligations hereunder. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties, any Affiliate of Purchaser or Sellers, and the successors and assigns permitted by this Section 10.5 any right, remedy or claim under or by reason of this Agreement, other than Section 5.3(b).
     10.6 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
     10.7 Entire Agreement. This Agreement (including the Exhibits, Disclosure Letter and Schedules referred to herein or delivered hereunder) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     10.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
     10.9 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
     10.10 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     10.11 Consent to Jurisdiction, etc.
          (a) The parties consent to exclusive jurisdiction in the United States District Court for the Southern District of New York (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, the parties consent to exclusive jurisdiction in the Supreme Court of the State of New York, New York County (and any courts from which appeals from judgments of that court are heard). Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court in accordance with the provisions of Section 10.12(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          (d) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity.
     10.12 Waiver of Punitive and Other Damages and Jury Trial.
          (a) EACH PARTY TO THIS AGREEMENT EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED THAT THE FOREGOING SHALL NOT PROHIBIT INDEMNIFICATION OF A COVERED LOSS THAT ARISES FROM AN OBLIGATION TO PAY PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SIMILAR DAMAGES TO A THIRD PARTY.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.
     10.13 Disclosure Letter. There may have been included in the Disclosure Letter and may be included elsewhere in this Agreement items which are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement by the Sellers that such items are “material” or to affect the interpretation of such term for purposes of this Agreement. The inclusion of any items or information in the Disclosure Letter shall not be construed as an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material or otherwise required to be scheduled as an exception from any representation, warranty or covenant. Matters reflected in the Disclosure Letter are not necessarily limited to matters required by the Agreement to be disclosed in the Disclosure Letter.
     10.14 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders. All payments described in this Agreement shall be in United States dollars.
     10.15 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
     10.16 Limited Recourse to DBI; Exculpation.
          (a) Notwithstanding anything to the contrary contained herein, if, prior to the Closing, (i) the Shares are transferred from DBI to FDS, whether by dividend, distribution, or otherwise, and (ii) DBI ceases to be a direct or indirect subsidiary of FDS, then, in each case other than in respect of the DBI Group’s obligations under Section 5.19, (A) DBI shall cease to be a party to this Agreement and DBI, its Subsidiaries and any acquirer of DBI and such acquirer’s Affiliates (collectively, the “DBI Parties”) shall have no liability whatsoever (under this Agreement, common law or otherwise) to Purchaser, its Affiliates or any other Person in respect of this Agreement or the performance of any obligations of any Person hereunder, (B) the sole remedy and recourse of Purchaser and its Affiliates in respect of this Agreement shall be against FDS and Purchaser shall not, and shall cause its Affiliates not to, bring any action or proceeding against, or seek to enforce this Agreement against, any DBI Party in connection with any actual or alleged breach or violation of this Agreement (including any representation, warranty, covenant or agreement or other provision contained herein) whether in a court of law or equity, arbitration, mediation or other form of dispute resolution, and (C) any references to “Sellers” herein shall be deemed to be references to FDS; provided, that, for the avoidance of doubt, this sentence shall not limit the liability of any DBI Party under the Marketing Agreement, the Transition Services Agreement, the Supplemental Agreement, the Exclusivity Waiver Letters or the Claims Releases (to the extent that it is a party thereto). The preceding sentence shall be for the benefit of DBI and each of the other DBI Parties and shall be enforceable by each of the DBI Parties even if not a party hereto.
          (b) Except with respect to the DBI Group’s obligations under Section 5.19, notwithstanding anything to the contrary contained herein, following the earlier of (i) DBI ceasing to be a party to this Agreement as and to the extent contemplated by Section 10.16(a), and (ii) the occurrence of both of the following (in any order) (x) the closing under, or any termination of, this Agreement and (y) DBI no longer being an direct or indirect Subsidiary of FDS, (A) the DBI Parties shall have no liability whatsoever (under this Agreement, common law or otherwise) to Purchaser, its Affiliates or any other Person in respect of this Agreement or the performance of any obligations of any Person hereunder and (B) the sole remedy and recourse of Purchaser and its Affiliates in respect of this Agreement shall be against FDS and Purchaser shall not, and shall cause its Affiliates not to, bring any action or proceeding against, or seek to enforce this Agreement against, any DBI Party in connection with any actual or alleged breach or violation of this Agreement (including any representation, warranty, covenant, agreement or other provision contained herein) whether in a court of law or equity, arbitration, mediation or other form of dispute resolution; provided, that, for the avoidance of doubt, this sentence shall not limit the liability of any DBI Party under the Marketing Agreement, the AH Transition Services Agreement, the Supplemental Agreement, the Exclusivity Waiver Letters or the Claims Releases (to the extent that it is a party thereto). The preceding sentence shall be for the benefit of DBI and each of the members of the DBI Group and shall be enforceable by each such member even if not a party hereto. To the extent that Purchaser or any of its Affiliates would have been entitled to assert any claim, or have recourse, against any DBI Party in respect of this Agreement (other than in respect of the DBI Group’s obligations under Section 5.19) but for the provisions of the immediately preceding sentence, Purchaser or such Affiliate shall instead be entitled to assert such claim, and to have such recourse, against FDS, and FDS shall be liable to Purchaser or such Affiliate in respect thereof to the same extent that the DBI Party would have been so liable but for the provisions of the immediately preceding sentence.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FEDERATED DEPARTMENT STORES, INC.
By	/s/ DENNIS J. BRODERICK
	Name:	Dennis J. Broderick
	Title:	SVP, General Counsel & Secretary

DAVID’S BRIDAL, INC.
By	/s/ DENNIS J. BRODERICK
	Name:	Dennis J. Broderick
	Title:	Senior Vice President

THE MEN’S WEARHOUSE, INC.
By	/s/ NEILL P. DAVIS
Name:	Neill P. Davis
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer